                                                                 Exhibit  10.3


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                             CONTRIBUTION AGREEMENT


                          DATED AS OF JANUARY 15, 1997

                                  BY AND AMONG

                               HEI HOTELS, L.L.C.,

                          WESTPORT MANAGEMENT, L.L.C.,

                           WESTPORT HOLDINGS, L.L.C.,

                           SAVIOR LIMITED PARTNERSHIP,

                                JUDITH RUSHMORE,

                                ORNA L. SHULMAN,

                                   MURRAY DOW,

                                 STEVE MENDELL,

                                  GARY MENDELL,

                           ZAPCO COMMUNICATIONS, INC.,

                           WESTPORT HOSPITALITY, INC.,

                          STARWOOD LODGING CORPORATION,

                                       AND

                        SLC OPERATING LIMITED PARTNERSHIP


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
                                TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
   SECTION 1.  DEFINITIONS...................................................  1
         (a)   Defined Terms.................................................  1
         (b)   Other Definitions.............................................  5

   SECTION 2.  BASIC TRANSACTION.............................................  6
         (a)   Contributed Assets............................................  6
         (b)   Consideration.................................................  6
         (c)   Net Worth Adjustment..........................................  7
         (d)   Limit on Consideration........................................  8

   SECTION 3.  CLOSING OF THE TRANSACTION....................................  8

   SECTION 4.  CONDITIONS TO OBLIGATION OF BUYER.............................  9
         (a)   Representations and Warranties................................  9
         (b)   Performance of Covenants......................................  9
         (c)   Consents......................................................  9
         (d)   Regulatory Approval...........................................  9
         (e)   Delivery of Interests.........................................  9
         (f)   Reserved......................................................  9
         (g)   Absence of Material Adverse Change...........................  10
         (h)   Absence of Litigation........................................  10
         (i)   Compliance with Applicable Laws..............................  10
         (j)   Related Transactions.........................................  10
         (k)   Reserved.....................................................  10
         (l)   Payoff Letter................................................  10
         (m)   Reserved.....................................................  10
         (n)   Reserved.....................................................  10
         (o)   Reserved.....................................................  10
         (p)   Reserved.....................................................  11
         (q)   Seller Closing Deliveries....................................  11
         (r)   Proceedings..................................................  12

   SECTION 5.  CONDITIONS TO OBLIGATION OF SELLERS..........................  12
         (a)   Representations and Warranties...............................  12
         (b)   Performance of Covenants.....................................  12
         (c)   Compliance with Applicable Laws..............................  12
         (d)   Absence of Litigation........................................  12

                                                                             Page
                                                                             ----
         (e)   Regulatory Approval..........................................  12
         (f)   Related Transactions.........................................  13
         (g)   Employment Agreements........................................  13
         (h)   Buyer's Closing Deliveries...................................  13
         (i)   Proceedings..................................................  13
         (j)   Reserved.....................................................  14
         (k)   No Material Adverse Change to Buyer..........................  14

   SECTION 6.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY, THE PRINCIPALS
AND THE SELLERS.............................................................  14
         (a)   Organization of the Company..................................  14
         (b)   Authorization of Transaction.................................  14
         (c)   Noncontravention; Consents...................................  14
         (d)   Capitalization of the Company................................  15
         (e)   Brokers' Fees................................................  16
         (f)   Subsidiaries and Investments.................................  16
         (g)   Financial Statements.........................................  16
         (h)   Events Subsequent to the Latest Balance Sheet................  16
         (i)   Absence of Undisclosed Liabilities...........................  18
         (j)   Legal Compliance.............................................  18
         (k)   Leased Properties............................................  19
         (l)   Title........................................................  19
         (m)   Condition of Assets..........................................  19
         (n)   Real Property................................................  19
         (o)   Tax Matters..................................................  20
         (p)   Intellectual Property........................................  21
         (q)   Contracts and Commitments....................................  22
         (r)   Insurance....................................................  24
         (s)   Litigation; Proceedings......................................  24
         (t)   Licenses and Permits.........................................  24
         (u)   Employees....................................................  25
         (v)   Employee Benefits............................................  26
         (w)   Environment, Health and Safety...............................  26
         (x)   Reserved.....................................................  27
         (y)   Reserved.....................................................  27
         (z)   Insider Interests............................................  27
         (aa)  Reserved.....................................................  27
         (bb)  Investment Representation....................................  27


                                                                             Page
                                                                             ----
         (cc)  Closing Date.................................................  27

   SECTION 7.  REPRESENTATIONS AND WARRANTIES OF BUYER AND SLC..............  27
         (a)   Organization of Buyer........................................  28
         (b)   Authorization of Transaction.................................  28
         (c)   Noncontravention.............................................  28
         (d)   Status of the Partnership Agreement..........................  28
         (e)   No Litigation; Proceedings...................................  28
         (f)   Units........................................................  28
         (g)   Financial Statements; Undisclosed Liabilities................  29
         (h)   Reservation of Paired Shares.................................  29
         (i)   Closing Date.................................................  29

   SECTION 8.  PRE-CLOSING COVENANTS........................................  29
         (a)   Affirmative Covenants of the Company, the Principals, and the
               Sellers......................................................  29
         (b)   Negative Covenants of the Company, the Principals and the
               Sellers......................................................  31
         (c)   Affirmative Covenants of Buyer...............................  31

   SECTION 9.  SURVIVAL; INDEMNIFICATION....................................  32
         (a)   Survival.....................................................  32
         (b)   Indemnification by the Principals and the Sellers............  32
         (c)   Limits on Indemnification....................................  33
         (d)   Indemnification by Buyer and SLC.............................  34
         (e)   Notice of Indemnification....................................  34
         (f)   Failure to Notify............................................  35
         (g)   Notice of Loss; Insurance....................................  35
         (h)   Payment of Indemnification Amount............................  36
         (i)   Dispute Resolution...........................................  37
         (j)   Type of Remedy...............................................  38
         (k)   Limitation on Liability of the Company.......................  38

   SECTION 10. ADDITIONAL AGREEMENTS........................................  39
         (a)   Sellers and Principals Nonsolicitation and Confidentiality...  39
         (b)   Exclusivity..................................................  40
         (c)   Mutual Assistance and Records................................  40
         (d)   Press Releases...............................................  40
         (e)   Transaction Expenses.........................................  41
         (f)   Certain Taxes................................................  41

                                                                             Page
                                                                             ----
         (g)   Further Assurances...........................................  41
         (h)   Litigation Support...........................................  41
         (i)   Admission of Buyer as Member.................................  42
         (j)   Post-Closing Status of the Company...........................  42
         (k)   Benefits for Employees of the Company........................  42
         (l)   Retention of Managers of the Company.........................  42
         (m)   Retention By Sellers.........................................  42
         (n)   Reserved.....................................................  43
         (o)   Production of Schedules......................................  43
         (p)   Disposition of the Interests by the Sellers..................  43

   SECTION 11. TERMINATION; EFFECT OF TERMINATION...........................  43
         (a)   Termination..................................................  43
         (b)   Effect of Termination........................................  44
         (c)   Deposit; Remedy for Pre-Closing Breach by Buyer..............  44

   SECTION 12. MISCELLANEOUS................................................  44
         (a)   No Third Party Beneficiaries.................................  44
         (b)   Entire Agreement.............................................  45
         (c)   Successors and Assigns.......................................  45
         (d)   Counterparts.................................................  45
         (e)   Disclosure...................................................  45
         (f)   Severability.................................................  45
         (g)   Headings.....................................................  45
         (h)   Captions.....................................................  45
         (i)   Notices......................................................  45
         (j)   Governing Law................................................  47
         (k)   Consent to Jurisdiction......................................  47
         (l)   Amendments and Waivers.......................................  47
         (m)   Incorporation of Exhibits and Schedules......................  47
         (n)   Construction.................................................  48
         (o)   Knowledge of Sellers and Principals Attributable to the
               Company......................................................  48

                                LIST OF EXHIBITS
                                ----------------

Exhibit A         -     Term Sheet For Class A Units

Exhibit B         -     Form of Exchange Rights Agreements

Exhibit C         -     Form of Registration Rights Agreement

Exhibit D-1       -     Form of Employment Agreement - Gary Mendell

Exhibit D-2       -     Form of Employment Agreement - Murray Dow


                                LIST OF SCHEDULES
                                -----------------
Schedule 2(a)(i)        -     Schedule of Sellers Selling to Buyer

Schedule 2(a)(ii)       -     Schedule of Sellers Selling to SLC

Schedule 2(b)           -     Allocation of Consideration Among Sellers

Schedule 4(c)           -     Consents Schedule

Schedule 4(l)           -     Indebtedness for which Payoff Letters are Requested

Schedule 6(a)           -     Qualifications of the Company

Schedule 6(c)           -     Noncontravention; Consents and Approvals; Licences and
                              Permits

Schedule 6(d)           -     Capitalization of the Company

Schedule 6(e)           -     Brokers' Fees

Schedule 6(g)           -     Financial Statements

Schedule 6(h)           -     Events Subsequent to Latest Balance Sheet

Schedule 6(i)           -     Otherwise Undisclosed Liabilities

Schedule 6(j)           -     Legal Compliance

Schedule 6(k)           -     Leased Property

Schedule 6(o)           -     Tax Matters

Schedule 6(p)           -     Intellectual Property

Schedule 6(q)           -     Contracts and Commitments

Schedule 6(r)           -     Insurance

Schedule 6(s)           -     Litigation

Schedule 6(t)           -     Licenses and Permits

Schedule 6(u)           -     Employee Matters

Schedule 6(w)           -     Environment, Health and Safety

Schedule 6(z)           -     Insider Interests

Schedule 7(c)           -     Noncontravention; Consents and Approvals

Schedule 7(f)           -     Warrants, Options, etc.

Schedule 12(i)          -     Notice Information for Principals and Sellers

                             CONTRIBUTION AGREEMENT


            THIS CONTRIBUTION AGREEMENT (this "Agreement") is made and entered into as of January 15, 1997, by and among SLC Operating Limited Partnership, a Delaware limited partnership ("Buyer"), Starwood Lodging Corporation, a Maryland corporation ("SLC"), HEI Hotels L.L.C., a Delaware limited liability company (the "Company"), Westport Management, L.L.C., a Delaware limited liability company, Westport Holdings, L.L.C., a Delaware limited liability company, and Savior Limited Partnership, a Delaware limited partnership, the holders of all of the issued and outstanding membership interests of the Company (each a "Seller" and collectively, the "Sellers"), and Judith Rushmore, Orna L. Shulman, Murray Dow, Steve Mendell, Gary Mendell, Zapco Communications, Inc.,a Delaware corporation, and Westport Hospitality, Inc., a Delaware corporation, each either an executive of the Company or an owner of a Seller (each a "Principal" and collectively, the "Principals"). Buyer, SLC, the Company, the Principals and the Sellers are referred to collectively herein as the "Parties." Capitalized terms used herein and not otherwise defined are defined in Section 1.

            Subject to the terms and conditions set forth in this Agreement, the Sellers desire to contribute to Buyer and SLC, and Buyer and SLC desire to acquire from the Sellers, all of the issued and outstanding membership interests of the Company (the "Interests"), thereby acquiring the Company's business, assets and properties (operating as a going concern) which constitute the Company's business (the "Business").

            NOW, THEREFORE, in consideration of the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties, intending to be legally bound, agree as follows:

            SECTION 1.  DEFINITIONS.

            (a) Defined Terms. The following definitions shall be applied to the capitalized terms used in this Agreement for all purposes, unless otherwise clearly indicated to the contrary.

            "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

            "Class A Unit" means the Class A Units described in the Term Sheet For Class A Units attached hereto as Exhibit A.

            "Code" means the Internal Revenue Code of 1986, as amended from time to time.

            "Corporation Shares" shall mean the shares of common stock, par value $.01 per share, of SLC.

            "Employee Pension Benefit Plan" shall have the meaning set forth in
Section 3(2) of ERISA.

            "Employee Welfare Benefit Plan" shall have the meaning set forth in
Section 3(1) of ERISA.

            "Environmental, Health and Safety Laws" means all laws, rules and regulations of federal, state, local, and foreign governments (and all agencies thereof) and other requirements having the force or effect of law relating to or imposing liability or standards of conduct concerning pollution or protection of the environment, public health and safety, or employee health and safety, and all judgments, orders and decrees of federal, state, local and foreign governments (and all agencies thereof) having the force and effect of law issued or promulgated thereunder, and all related common law theories, including without limitation, the Comprehensive Environmental Response, Compensations and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Occupational Safety and Health Act of 1970, each as amended.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "Exchange Rights Agreement" means that certain Exchange Rights Agreement dated of even date herewith by and among Buyer, the Sellers, and certain other parties listed on the signature pages thereto substantially in the form of Exhibit B attached hereto.

            "GAAP" means United States generally accepted accounting principles, applied on a consistent basis.

            "Government Entity" means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive legislative, judicial, regulatory or administrative functions of government.

            "Intellectual Property" means (i) all inventions (whether or not patentable or reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, extensions, and reexaminations thereof, (ii) all registered and unregistered trademarks, service marks, trade dress, logos, trade names, Internet domain names and corporate names, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (iv) all trade secrets and confidential business information, (v) all computer software, (vi) all other proprietary rights, and (vii) all copies and tangible embodiments thereof; provided that the names "HEI International, Inc." "HEI Mid-East Hotels Ltd.," "HEI Israel Hotels, LLC" and "Hospitality Equity Investors, Inc.", and abbreviated forms thereof shall not be considered Intellectual Property.

            "Investments" means, with respect to any Person, any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or other ownership or beneficial interest (including partnership interests and joint venture interests) of any other Person, and any capital contribution by such Person to any other Person.

            "Lien" shall mean any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof), charge, encumbrance or other similar arrangement or interest in real or personal property.

            "Marketing and Service Agreements" means any agreement or contract pursuant to which the Company provides sales, marketing and reservation services to hotels.

            "Material Adverse Effect" means any material adverse change in the business, assets, financial condition, operating results, employee relations, franchise relations, customer or supplier relations or business prospects of the entity in question, taken as a whole, other than any such changes occurring as a result of the consummation of the transactions contemplated by this Agreement and the Transaction Documents.

            "Multiemployer Plan" shall have the meaning set forth in Section 3(37) of ERISA.

            "Net Worth" means the aggregate amount of all the Company's assets minus the aggregate amount of all the Company's liabilities, with all such items defined and measured in accordance with GAAP, applied consistently with the 1995 Balance Sheet. If any item on (or which, under GAAP, should be reflected on) the 1995 Balance Sheet is not reflected in accordance with GAAP, Net Worth will nonetheless be computed in accordance with GAAP.

            "Partnership Agreement" means the Amended and Restated Limited Partnership Agreement of Buyer, dated as of June 29, 1995, as the same may be amended, modified or supplemented from time to time in accordance with its terms.

            "Paired Share Price" shall mean the unweighted average closing price for the Paired Shares on the New York Stock Exchange for the thirty consecutive trading days ending on the day before the date on which any determination is made.

            "Paired Shares" shall mean one common share of beneficial interest, par value $.01 per share, of SLT and one share of common stock, par value $.01 per share, of SLC that are subject to a pairing agreement between SLT and SLC.

            "Permitted Liens" means (i) any Lien created or existing pursuant to any indebtedness for borrowed money listed on Schedule 6(q) or reflected on the Estimated Closing Balance Sheet, (ii) Liens for Taxes not delinquent or the validity of which is being contested in good faith by appropriate proceedings and as to which adequate reserves have been established on the Company's financial statements in accordance with GAAP, and (iii) statutory landlord's, mechanic's, carrier's, worker's, repairman's or other similar Liens arising or incurred in the ordinary course of business.

            "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

            "PRISA Contribution Agreement" means that certain Contribution Agreement, dated of even date herewith, by and among SLTRLP, Buyer, and the parties listed on Schedule A thereto.

            "Prohibited Transaction" has the meaning set forth in Section 406 of ERISA and Section 4975 of the Code.

            "Registration Rights Agreement" means that certain Registration Rights Agreement dated of even date herewith by and among Buyer, the Sellers, SLT, SLTRLP, and certain other parties listed on the signature pages thereto substantially in the form of Exhibit C attached hereto.

            "SLT" means Starwood Lodging Trust, a Maryland real estate investment trust.

            "SLTRLP" means SLT Realty Limited Partnership, a Delaware limited partnership.

            "Subsidiary" means any corporation or other entity with respect to which a specified Person (or a Subsidiary thereof) has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or persons performing similar functions or with respect to which such Person (or Subsidiary) acts as a general partner or managing member or otherwise controls the day-to-day operations of such entity.

            "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

            "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            "Transaction Documents" means this Agreement, the Exchange Rights Agreement, the Registration Rights Agreement, the Employment Agreements, the PRISA Contribution Agreement, and all other agreements, instruments, certificates and other documents to be entered into or delivered by any Party in connection with the transactions contemplated to be consummated by any of the foregoing.

            (b) Other Definitions. The terms set forth below are defined on the following pages of this Agreement.

1995 Balance Sheet ......................................................     16
AAA .....................................................................     37
Agreement ...............................................................      1
Arbitration Expenses ....................................................     37
Arbitrator ..............................................................     37
Business ................................................................      1
Buyer ...................................................................      1
Buyer's Information .....................................................     31
Cap .....................................................................     33
Cash Portion ............................................................      6
Closing .................................................................      8
Closing Balance Sheet ...................................................      7
Closing Date ............................................................      8
Closing Net Worth .......................................................      7
Closing Price ...........................................................      6
Company .................................................................      1
Confidential Information ................................................     39
Consents ................................................................      9
Consideration ...........................................................      6
Contribution Amount .....................................................      6
Costs and Fees ..........................................................     37
Deposit .................................................................     44
Dispute .................................................................     37
Employment Agreements ...................................................     13
Estimated Closing Balance Sheet .........................................      7
Estimated Closing Net Worth .............................................      7
Financial Statements ....................................................     16
Indemnification Amount ..................................................     36
Indemnified Party .......................................................     34
Indemnifying Party ......................................................     34
Independent Auditor .....................................................      7
Interests ...............................................................      1
Latest Balance Sheet ....................................................     16
Licenses ................................................................     24
Liquor Licenses .........................................................     25
Losses ..................................................................     32
Parties .................................................................      1

Partnership Parties .....................................................     32
Principal ...............................................................      1
Principals ..............................................................      1
Restricted Parties ......................................................     39
Restricted Period .......................................................     39
Seller ..................................................................      1
Sellers .................................................................      1
SLC .....................................................................      1
SLC Amount ..............................................................      6
Starwood Financial Statements ...........................................     29
Units ...................................................................     27
WARN ....................................................................     26

            SECTION 2.  BASIC TRANSACTION.

            (a) Contributed Assets. On and subject to the terms and conditions of this Agreement, at the Closing, for the consideration specified in Section 2(b),

                  (i) Buyer agrees to purchase from each of the Sellers specified on Schedule 2(a)(i) to be attached hereto, and each of the Sellers specified thereon agrees to sell to Buyer, and

                  (ii) SLC agrees to purchase from each of the Sellers specified on Schedule 2(a)(ii) to be attached hereto, and each of the Sellers specified thereon agrees to sell to SLC,

all of such Seller's Interests, free and clear of all Liens other than Liens created or arising from actions taken by Buyer or SLC.

            (b) Consideration. Subject to Section 2(d), in addition to the execution and delivery of the Transaction Documents to which Buyer is a party, the consideration (the "Consideration") to be delivered by Buyer and SLC to Sellers at the Closing, allocated among the Sellers in proportion to their respective holdings of Interests as set forth in Schedule 2(b) to be attached hereto, shall consist of the following:

                  (i) from Buyer, a number of Class A Units equal to the quotient of (x) the remainder of $14,500,000 (as adjusted pursuant to Section 2(c), the "Contribution Amount") minus the Cash Portion divided by
      (y) $49.25 (the "Closing Price"); and

                  (ii) an amount of cash equal to $6,147,000 (the "Cash Portion"), payable by wire transfer of immediately available funds as follows:

                        (A) from SLC, an amount of cash equal to the
            Consideration multiplied by the number 0.01 (the "SLC Amount");

                        (B) from Buyer, an amount of cash equal to the Cash
            Portion minus the SLC Amount.

The Consideration may be increased or decreased in accordance with Section 2(c) hereof; all such adjustments shall be made in the same proportions of cash and Class A Units as shown on Schedule 2(b). The portion of the Consideration to be paid by Buyer and SLC and to be received by each Seller, and the part of such portion to be paid in the form of Class A Units and/or cash to such Seller, is set forth on Schedule 2(b); provided that the total number of Class A Units and Cash Portion received by all Sellers pursuant to this Section 2 shall not exceed the amounts set forth therefor in subsections (i) and (ii) above.

            (c)   Net Worth Adjustment.

                  (i) At least two (2) business days prior to the Closing, the Company and Sellers in good faith shall prepare an unaudited estimated consolidated balance sheet of the Company as of the Closing Date (the "Estimated Closing Balance Sheet") and an estimate of the Net Worth of the Company as of the close of business on the Closing Date (the "Estimated Closing Net Worth") based on the Company's books and records and other information then available.

                  (ii) If Estimated Closing Net Worth is greater than zero, the Consideration shall be adjusted upwards by such excess. If Estimated Closing Net Worth is less than zero, the Consideration shall be adjusted downwards by such shortfall until the Consideration is zero. Class A Units included in the Consideration shall be reduced based on the Closing Price.

                  (iii) As promptly as practicable, but in no event later than 75 days after the Closing, Sellers will deliver to Buyer a balance sheet of the Company as of the Closing (the "Closing Balance Sheet") prepared by the Company on a basis consistent with the 1995 Balance Sheet, which Closing Balance Sheet will reflect the Sellers' determination of the Net Worth as of the close of business on the Closing Date (the "Closing Net Worth").

                  (iv) If Buyer disagrees with Sellers' determination of Closing Net Worth, Buyer shall notify Sellers in writing of such disagreement (such notice setting forth the basis for such disagreement in reasonable detail) and Sellers and Buyer thereafter shall negotiate in good faith to resolve any such disagreements. If Sellers and Buyer are unable to resolve any such disagreements within thirty (30) days after Sellers deliver the Closing Balance Sheet to Buyer, Sellers and Buyer shall submit the dispute to a "Big Six" public accounting firm jointly selected by Sellers and Buyer (the "Independent Auditor") for resolution. If Sellers and Buyer are unable to agree upon an Independent Auditor, the Independent Auditor shall be selected by lot from a list of four "Big Six" accounting firms (of which two firms shall be selected by each of Sellers and Buyer, but excluding any firm which has previously audited the Company's or Buyer's financial statements).

                  (v) Sellers and Buyer shall use their reasonable best efforts to cause the Independent Auditor to resolve all disagreements over the Closing Net Worth as soon as practicable, but in any event within 60 days after submission of the disputes to the Independent Auditor. The resolution of such disagreements and the determination of Closing Net Worth by the Independent Auditor shall be final and binding on Sellers and Buyer.

                  (vi) The Independent Auditor will determine the allocation of its costs and expenses in determining the Closing Net Worth based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if Buyer claims the Closing Net Worth is $1,000 greater than the amount determined by Sellers' accountants, and Sellers contests only $500 of the amount claimed by Buyer, and if the Independent Auditor ultimately resolves the dispute by awarding Buyer $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., 300 (divided by) 500) to Sellers and 40% (i.e., 200 (divided by) 500) to Buyer.

                  (vii) If Closing Net Worth (as finally determined pursuant to this Section 2(c)) is greater than Estimated Closing Net Worth, Buyer shall, within three (3) business days after Closing Net Worth is finally determined pursuant to this Section 2(c), pay to the Sellers, in immediately available funds and Class A Units in the same proportions as shown on Schedule 2(b), using the Closing Price as the value per Paired Share, the difference between Closing Net Worth and Estimated Closing Net Worth. If Closing Net Worth is less than Estimated Closing Net Worth, the Sellers shall, within three (3) business days after Closing Net Worth is finally determined pursuant to this Section 2(c), in the same proportion as shown on Schedule 2(b), pay to Buyer, in immediately available funds or Class A Units (using the same such value) as Sellers shall elect, an amount equal to the difference between Closing Net Worth and Estimated Closing Net Worth. Without duplication, all amounts owed pursuant to this
      Section 2(c) shall include an amount equal to interest, from and excluding the Closing Date to and including the date of payment, at the prime rate announced by Chase Manhattan Corp. (or any successor thereto) from time to time, calculated on the basis of a 365-day year.

                  (viii) All determinations pursuant to this Section 2(c) shall be made in accordance with GAAP.

            (d) Limit on Consideration. The Parties agree that, notwithstanding anything to the contrary in this Agreement, in no event shall the Consideration (valued for this purpose at the Closing Price), as adjusted, exceed an amount equal to $14,900,000.

            SECTION 3. CLOSING OF THE TRANSACTION. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kirkland & Ellis, 153 East 53rd Street, New York, New York, at 10:00 a.m. local time on January 31, 1997, or such other time and place as the Parties may mutually determine (as modified below, the "Closing Date"); provided that either the Company or the Buyer may postpone the Closing Date for up to 60 days in order to obtain any consents or waivers of rights of first refusal required to transfer the franchise agreements.

            SECTION 4. CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions as of the
Closing:

            (a) Representations and Warranties. The representations and warranties set forth in Section 6 shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties, except to the extent of any change in the representations and warranties set forth in Section 6 solely caused by the transactions contemplated by the Transaction Documents or by ordinary course operations if such change does not have a Material Adverse Effect on the Company.

            (b) Performance of Covenants. The Sellers, the Principals and the Company shall have performed in all material respects all of their respective covenants and agreements required to be performed by them under this Agreement prior to the Closing Date.

            (c) Consents. Each of the Company, the Principals and Sellers will have obtained, on terms and conditions reasonably satisfactory to Buyer and without any liability, obligation, capital expenditure, additional commitment or other such action by the Company (other than any liability taken into account in Section 2(c) and any liability, obligation, capital expenditure, additional commitment or other such action provided for in Section 10(e)), (A) all consents, approvals, and releases by governmental agencies that are required for the consummation of the transactions contemplated by the Transaction Documents,
(B) all consents, approvals, and releases by third parties that are required for the consummation of the transactions contemplated by the Transaction Documents,
(C) all consents, approvals, and releases by third parties that are required in order to prevent a breach of, or a default under, or a termination, change in the terms or conditions or modification of, any instrument, contract, lease, license or other agreement to which the Company is a party and which is set forth on Schedule 4(c) to be attached hereto or to which any property of the Company is subject and which is set forth on Schedule 4(c), (D) releases of any and all Liens (other than Permitted Liens) held by third parties for which the underlying indebtedness has been, or will be, repaid by the Company on the Closing Date (collectively, the "Consents").

            (d) Regulatory Approval. All necessary filings with regulatory authorities (including Hart-Scott-Rodino filings and approvals, if necessary) will have been made and all waiting periods will have expired.

            (e) Delivery of Interests. Each Seller shall have tendered all of his or her Interests, accompanied by a duly executed power of attorney over such Interests, endorsed in blank, on the Closing Date.

            (f) Reserved.

            (g) Absence of Material Adverse Change. Since the date hereof, there shall have been no event, circumstance or condition (not including (i) the termination of the management contract currently in force for the management of the Smithtown Sheraton and (ii) bonus payments to be made prior to Closing as disclosed pursuant to Section 6(h)(xii)) which has resulted or will result in a Material Adverse Effect on the Company, provided that for purposes of this
Section 4(g) the existence of any Material Adverse Effect shall be determined by viewing the Company as a whole.

            (h) Absence of Litigation. No action or proceeding before any court or government body will be pending or threatened which, in the reasonable judgment of Buyer, makes it inadvisable or undesirable to consummate the transactions contemplated by any of the Transaction Documents by reason of the probability that the action or proceeding will result in a judgment, decree or order that would prevent the carrying out of the Transaction Documents or any of the transactions contemplated thereby, declare unlawful the transactions contemplated hereby or cause such transactions to be rescinded.

            (i) Compliance with Applicable Laws. The consummation of the transactions contemplated by the Transaction Documents will not be prohibited by any applicable constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Government Entity or subject Buyer or the Company to any penalty, liability or (in Buyer's sole judgment) other onerous condition arising under any applicable constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Government Entity.

            (j) Related Transactions. All of the Transaction Documents shall have been duly executed by all parties thereto and shall be in full force and effect, and the transactions contemplated in the PRISA Contribution Agreement shall have been or shall simultaneously be consummated in accordance with the terms thereof (unless such transactions have not been consummated by reason of Buyer's breach thereof).

            (k)   Reserved.

            (l) Payoff Letter. Buyer shall have received at or prior to Closing a payoff letter in respect of each indebtedness listed on Schedule 4(l) to be attached hereto reasonably satisfactory in form and substance to Buyer and its counsel.

            (m) Reserved.

            (n) Reserved.

            (o) Reserved.

            (p) Reserved.

            (q) Seller Closing Deliveries. The Company, Principals and Sellers shall have delivered to Buyer at Sellers' expense each of the following:

                  (i) an Officer's Certificate of the Company, dated as of the Closing Date, stating that the conditions specified in Section 4(a) through (j), inclusive, have been fully satisfied;

                  (ii) a certificate (dated not less than five business days prior to the Closing) of the Secretary of State of the State of Delaware as to the good standing of the Company in the State of Delaware, and certificates (dated not less than five business days prior to the Closing) of good standing as a foreign limited liability company in each jurisdiction in which the Company does business where qualification to do business is required.

                  (iii) copies of all agreements, filings, instruments and other documents evidencing the formation and organization of the Company as a limited liability company, all in form and substance reasonably satisfactory to Buyer and its counsel;

                  (iv) such instruments of sale, transfer, assignment, conveyance and delivery, in form and substance reasonably satisfactory to counsel for Buyer, as are required in order to transfer to Buyer good and marketable title to the Interests, free and clear of all Liens;

                  (v) with respect to each of the real property leases listed on
      Schedule 6(k), an estoppel letter from the landlords listed on Schedule 6(k), in form and content reasonably satisfactory to Buyer, stating the following: (a) the copy of the lease or sublease, as applicable, attached to the estoppel letter is a true, correct and complete copy of the lease or sublease, and represents the entire agreement between the landlord and the Company; (b) the Company is not in breach or default under the lease or sublease and no event has occurred which, with notice or the passage of time, would constitute a breach or default, or permit termination, modification or acceleration under the lease or sublease; (c) the landlord has not repudiated any provision of the lease or sublease; (d) there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease; (e) the amount of rent due under the lease and the date rent has been paid through; (f) the Company has satisfied all obligations as tenant under the lease or sublease; and (g) such other matters as Buyer may reasonably request;

                  (vi) copies of the Consents and any filings related thereto;

                  (vii) a duly executed certificate in the form prescribed by Treasury Regulations Section 1.1445-2(b)(2)(iii)(B) that no Seller is a foreign person; and

                  (viii)such other documents relating to the transactions contemplated by the Transaction Documents as Buyer reasonably requests.

            (r) Proceedings. All proceedings taken or required to be taken by the Company, Principals or Sellers in connection with the transactions contemplated by the Transaction Documents to be consummated at or prior to the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Buyer and its counsel.

Buyer may waive any condition specified in this Section 4 if it executes a writing so stating at or prior to the Closing.

            SECTION 5. CONDITIONS TO OBLIGATION OF SELLERS. The obligation of Sellers to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions as of the
Closing:

            (a) Representations and Warranties. The representations and warranties set forth in Section 7 shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties.

            (b) Performance of Covenants. Buyer and SLC shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement prior to the Closing Date.

            (c) Compliance with Applicable Laws. The consummation of the transactions contemplated by the Transaction Documents will not be prohibited by any applicable constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Government Entity or subject the Sellers to any penalty, liability or other onerous condition arising under any applicable constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Government Entity.

            (d) Absence of Litigation. No action or proceeding before any court or government body will be pending or threatened which, in the judgment of the Sellers, makes it inadvisable or undesirable to consummate the transactions contemplated by any of the Transaction Documents by reason of the probability that the action or proceeding will result in a judgment, decree or order that would prevent the carrying out of the Transaction Documents or any of the transactions contemplated thereby, declare unlawful the transactions contemplated hereby or cause such transactions to be rescinded.

            (e) Regulatory Approval. All necessary filings with regulatory authorities (including Hart-Scott-Rodino filings and approvals, if necessary) will have been made and all waiting periods will have expired.

            (f) Related Transactions. All of the Transaction Documents shall have been duly executed by all parties thereto and shall be in full force and effect, and the transactions contemplated in the PRISA Contribution Agreement shall have been or shall simultaneously be consummated in accordance with the terms thereof.

            (g) Employment Agreements. Each of Gary Mendell and Murray Dow shall have entered into an Employment Agreement in the form of Exhibit D-1 and Exhibit D-2, respectively, attached hereto and each of the agreements that are exhibits thereto (collectively, the "Employment Agreements"), and each Employment Agreement and each of the agreements that are exhibits thereto shall be in full force and effect.

            (h) Buyer's Closing Deliveries. Buyer shall have delivered to the Sellers the following:

                  (i) an Officer's Certificate of Buyer and SLC, dated as of the Closing Date, stating that the conditions applicable to such Party specified in Sections 5(a) through 5(g), inclusive, have been fully satisfied;

                  (ii) certified copies of the resolutions of the board of directors of SLC authorizing and approving the transactions contemplated by the Transaction Documents to which SLC is a party;

                  (iii) copies of all necessary governmental and third party consents, approvals, releases and filings required to be obtained by Buyer and SLC in connection with the consummation of the transactions contemplated hereby;

                  (iv) a certificate (dated not less than five business days prior to the Closing) of the Secretary of State of the State of Delaware as to the good standing of Buyer in the State of Delaware and a certificate (dated not less than five business days prior to the Closing) of the Secretary of State of the State of Maryland as to the good standing of SLC in the State of Maryland;

                  (v) such documents or other evidence of the issuance of the Class A Units referred to in Section 2(b) above as the Sellers may reasonably request; and

                  (vi) such other documents relating to the transactions contemplated by the Transaction Documents as the Sellers reasonably request.

            (i) Proceedings. All proceedings taken or required to be taken by Buyer and SLC in connection with the transactions contemplated hereby to be consummated at or prior to the Closing and all documents incident thereto shall be satisfactory in form and substance to the Company and its counsel.

            (j) Reserved.

            (k) No Material Adverse Change to Buyer. Since the date hereof, there has been no event, circumstance or condition which has resulted in a Material Adverse Effect on Buyer, provided that for purposes of this Section 5(k) the existence of any Material Adverse Effect shall be determined by viewing SLT, SLC, SLTRLP and Buyer as a whole; provided further that any fluctuations in hotel market conditions in general or in the market prices of the Paired Shares shall not constitute a Material Adverse Effect.

The Sellers may waive any condition specified in this Section 5 if they execute a writing so stating at or prior to the Closing.

            SECTION 6. REPRESENTATIONS AND WARRANTIES OF THE COMPANY, THE PRINCIPALS AND THE SELLERS. As a material inducement to Buyer to enter into and perform its obligations under this Agreement, the Company, the Principals and the Sellers jointly and severally represent and warrant to Buyer as follows:

            (a) Organization of the Company. The Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be qualified, except where the failure to do so would not cause a Material Adverse Effect on the Company. Schedule 6(a) to be attached hereto lists all of the jurisdictions in which the Company is qualified to do business.

            (b) Authorization of Transaction. Each of the Company and the Sellers has full power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder. The members or managers of the Company and the Sellers have duly authorized the execution and delivery of the Transaction Documents to which the Company is a party and the consummation of the transactions contemplated thereby. No other proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated by the Transaction

Documents. Each Transaction Document to which the Company and Sellers are a party will, upon execution by such party constitute the valid and legally binding obligation of such party, enforceable against such party in accordance with its terms and conditions, subject to the effect of bankruptcy, insolvency, reorganization or other similar laws and to general principles of equity (whether considered in proceedings at law or in equity).

            (c) Noncontravention; Consents.

                  (i) Neither the execution and the delivery of the Transaction Documents to which each of the Company, the Principals and Sellers is a party, nor the consummation of the transactions contemplated by the Transaction Documents, shall (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Government Entity to which the Company, the Principals or Sellers is subject or any provision of the articles of organization, by-laws, or operating agreement of the Company, (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, result in a premium, penalty or modification under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, franchise, permit, indenture, mortgage, instrument or other arrangement to which the Company is a party or by which it is bound, unless such effect does not have a Material Adverse Effect on the Company, or (C) result in the imposition of any Lien upon any of the assets of the Company or upon the Interests, unless such effect does not have a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, the Company has not entered into any agreement, nor is it bound by any obligation of any kind whatsoever, directly or indirectly, to transfer or dispose of (whether by sale of membership interests, assets, assignment, merger, consolidation or otherwise) the Company or the Business to any party other than Buyer.

                  (ii) Except as set forth on Schedule 6(c) to be attached hereto, neither the Company, the Principals, nor the Sellers are required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Government Entity or third party in order for such Party to enter into the Transaction Documents and to consummate the transactions contemplated by the Transaction Documents. Except as set forth on Schedule 6(c), no other authorization, consent, or approval is required to allow the Sellers to consummate the transactions.

            (d) Capitalization of the Company. The capitalization of the Company is completely set forth on Schedule 6(d) to be attached hereto, including the respective holdings of the Sellers and all other holders of Interests. There are no restrictions on the transfer of the Interests other than those set forth in the Company's constitutive documents and those arising from federal and applicable state securities laws. All currently issued and outstanding Interests were duly authorized and validly issued in accordance with the terms of the Company's constitutive documents and in compliance with applicable laws, and are fully paid and non-assessable. Except as set forth on Schedule 6(d) and except as created by this Agreement, there are no outstanding interests, equity interests (including, without limitation, any interests containing equity features), subscriptions, purchase rights, subscription rights, conversion rights, exchange rights, options, warrants, preemptive rights, rights of first refusal, rights of first offer, or other rights or other arrangements or commitments outstanding or obligating the Company or any holder of Interests to issue, sell or otherwise cause to be outstanding any Interests, any security convertible into or exercisable or exchangeable for Interests, or any other equity participation in the Company. There are no outstanding or authorized equity appreciation, phantom interest, profit participation or similar rights with respect to the Company. Except as set forth on Schedule 6(d), there are no voting trusts, proxies, or other agreements or understandings with respect to the Interests. At the Closing, upon receipt of the Interests, Sellers will have transferred the Interests to be contributed hereunder free and clear of all Liens, and, pursuant to Section 10(i), as of the Closing Buyer will be admitted as a member of the Company.

            (e) Brokers' Fees. Except as set forth on Schedule 6(e) to be attached hereto, neither the Company, the Principals, nor the Sellers have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement. All items as set forth on Schedule 6(e) shall be the sole obligation of the Party that incurred such obligation; provided that in no event shall any assets of the Company be used to satisfy any such obligation (except to the extent that such obligations are paid out of Net Worth and do not reduce Net Worth to less than zero), it being understood and agreed that any such obligation on the part of the Company shall be fully paid and discharged when due by the Sellers (except as described in the previous parenthetical).

            (f) Subsidiaries and Investments. The Company has no subsidiaries and does not own, directly or indirectly, any stock, membership interests, partnership interests or joint venture interests in, or any security issued by, any other Person.

            (g) Financial Statements. Schedule 6(g) to be attached hereto contains the following financial statements (collectively, the "Financial Statements"):

                  (i) the audited balance sheets of the Company as of December 31, 1995 (the "1995 Balance Sheet") and the related statements of income, members' equity and changes in financial position for the 226 day period then ended; and

                  (ii) the unaudited balance sheets of the Company as of November 28, 1996 (the "Latest Balance Sheet") and the related statements of income, members' equity and changes in financial position for the eleven-month period then ended.

Each of the Financial Statements (including in all cases the notes thereto, if any) is accurate and complete in all material respects, is consistent with the books and records of the Company (which, in turn, are accurate and complete in all material respects) and fairly presents in all material respects the financial condition and results of operations of the Company in accordance with GAAP throughout the periods covered thereby, subject in the case of unaudited financial statements to changes resulting from normal year-end adjustments (which will not be material individually or in the aggregate) and to the absence of materially adverse footnote disclosure. Each Financial Statement has been prepared in accordance with GAAP consistently applied.

            (h) Events Subsequent to the Latest Balance Sheet. Since the Latest Balance Sheet, there has not been any event, circumstance or condition which has resulted in Material Adverse Effect on the Company. Since that date, except as set forth on Schedule 6(h) to be attached hereto, the Company has conducted its businesses in the ordinary course of business consistent with past custom and practice, has incurred no liabilities other than in the ordinary course of business consistent with past custom and practice, and has not:

                  (i) sold, assigned, conveyed, transferred, canceled, leased, licensed, encumbered or waived any property, tangible asset, Intellectual Property or other intangible asset or right other than in the ordinary course of business and consistent with past custom and practice;

                  (ii) entered into any agreement, contract, lease, license or other arrangement (or series of related agreements, contracts, leases and licenses and arrangements) other than in the ordinary course of business consistent with past custom and practice;

                  (iii) other than in the ordinary course of business, accelerated, terminated, modified (except pursuant to Buyer's instructions) or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 to which the Company is a party or by which the Company is bound and no other party has and, to the Company's knowledge, no other party intends to take any such action;

                  (iv) sold, assigned, transferred, abandoned or permitted to lapse any licenses or permits which, individually or in the aggregate, are material to the Business or any portion thereof, or any Intellectual Property or other intangible assets;

                  (v) waived any right other than in the ordinary course of business consistent with past practice and custom;

                  (vi) made any loan or advance to, or guarantee for the benefit of, or any Investment in, any Person;

                  (vii) made capital expenditures and commitments therefor in excess of $50,000;

                  (viii) mortgaged or pledged any of its assets or subjected any of them to any Lien;

                  (ix) experienced any damage, destruction, or loss (whether or not covered by insurance) to any of its or their properties or assets in excess of $50,000;

                  (x) except as disclosed pursuant to Section 6(h)(xii) or referred to in Section 6(h)(xiii) below, entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any such existing contract or agreement;

                  (xi) granted any increase in the base compensation of any of its managers, members, officers or employees other than in the ordinary course of business consistent with past custom and practice;

                  (xii) adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance, Employee Pension Benefit Plan, Employee Welfare Benefit Plan or other plan, contract or commitment for the benefit of any of its managers, members, officers and employees;

                  (xiii)except as provided in Section 10(m), entered into any transaction with any of its managers, members, officers, employees or Affiliates (other than ordinary course employment and deferred compensation and bonus arrangements entered into in accordance with past custom and practice) which are not reflected on the 1995 Balance Sheet or the Latest Balance Sheet (each of which obligations shall be paid prior to Closing or shall be reflected on the Closing Balance Sheet);

                  (xiv) experienced any other occurrence, event, incident, action, failure to act or transaction outside of the ordinary course of business (except as contemplated by the Transaction Documents) or entered into any other material transaction, whether or not in the ordinary course of business that has resulted in Material Adverse Effect; or

                  (xv) committed to do any of the foregoing.

            (i) Absence of Undisclosed Liabilities. Except as set forth on
Schedule 6(i) to be attached hereto, the Company has no debts, liabilities or obligations of any nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due and regardless of when asserted including, without limitation, Taxes with respect to or based upon transactions or events occurring on or before the Closing), and to the knowledge of the Company there is no basis for any proceeding, hearing, investigation, charge, complaint, claim with respect to any debt, liability or obligation, except for (i) liabilities reflected in the liabilities section of the Latest Balance Sheet, (ii) liabilities under agreements, contracts, purchase orders and other similar arrangements set forth on Schedule 6(q) attached hereto or not set forth on Schedule 6(q) due solely to the specific dollar threshold contained in Section 6(q) which have arisen in the ordinary course of business (none of which relates to a breach of contract or default), and (iii) liabilities which have arisen since the date of the Latest Balance Sheet in the ordinary course of business (none of which relates to (x) breach of contract, default, breach of warranty, or infringement or any liability under any Environmental, Health and Safety Laws, or (y) tort, violation of law. or any other action, suit or proceeding which require the payment by the Company of an amount, either individually or in the aggregate, in excess of $20,000).

            (j) Legal Compliance. Except as set forth on Schedule 6(j) to be attached hereto, the Company has complied with and is in compliance with all applicable laws, rules and regulations of federal, state, local and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed, commenced or threatened against any of them alleging any failure to so comply, except to the extent that failure to comply has not and will not have a Material Adverse Effect on the Company, taken as a whole.

            (k) Leased Properties. Schedule 6(k) to be attached hereto lists all real property that is occupied by the Company (other than the Hotels (as defined in the PRISA Contribution Agreement)) in connection with its business but not owned by the Company and the leases, subleases and agreements by which such property is used and occupied. Except as otherwise described on Schedule 6(k), with respect to each such parcel of leased real property: (i) the leases and subleases described on Schedule 6(k) constitute all of the leases, subleases and agreements under which the Company holds any interest in any real estate used in connection with its business; (ii) the Company has delivered to the Buyer and its counsel true, correct and complete copies of all of the leases, subleases and agreements described on Schedule 6(k); (iii) each such lease, sublease or agreement is legal, valid, binding, enforceable and in full force and effect as to the Company, and will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms after the Closing; (iv) the Company or to the Company's knowledge, any other party to any such lease, sublease or agreement is not in breach or default thereof, and no event has occurred which, with notice or the lapse of time, or both, would constitute such a breach or default or permit termination, modification or acceleration thereof or thereunder; (v) to the Company's knowledge, no party other than the Company to any such lease, sublease or agreement has repudiated any provision thereof; (vi) there are no disputes, oral agreements or forbearance programs in effect as to any such lease, sublease or agreement; (vii) no such lease, sublease or agreement has been modified in any respect, except to the extent disclosed in documents delivered to the Buyer and its counsel; (viii) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any leasehold or subleasehold except for Permitted Liens; (ix) to the Company's knowledge, all buildings, improvements and other property thereon are supplied with utilities and other services necessary for the operation thereof (including gas, electricity, water, telephone, sanitary and storm sewers and access to public roads); and (x) there are no pending (or, to the best of the Company's knowledge, threatened) condemnation proceedings, lawsuits, or other administrative actions relating to such parcel or other matters affecting adversely the current use, occupancy, or value of such parcel.

            (l) Title. The Company owns good and marketable title, free and clear of all Liens (other than Permitted Liens), to all of the tangible personal and intangible property and assets of the Company shown on the Latest Balance Sheet or acquired thereafter which have not been disposed of in the ordinary course of business consistent with past custom and practice, except for rights of licensors and lessors of such assets which are subject to a license or lease described in Schedule 6(q) or Schedule 6(k), or not required to be described on such schedules.

            (m) Condition of Assets. All of the Company's machinery, equipment and other tangible personal property and assets are in good condition and repair, except for ordinary wear and tear.

            (n) Real Property. The Company does not directly or indirectly own any real property.

            (o) Tax Matters. Except as set forth on Schedule 6(o) to be attached hereto,

                  (i) the Company has timely filed or shall timely file all Tax Returns which are required to be filed, and all such Tax Returns are true, complete and accurate in all material respects and have been prepared in compliance with applicable law;

                  (ii) all Taxes due and payable as of the Closing Date by the Company, whether or not shown on a Tax Return, have been paid or shall be paid by the Company or the Sellers, all Taxes accrued but not yet due are shown on the Closing Balance Sheet and no Taxes are delinquent;

                  (iii) no deficiency for any amount of Tax has been asserted or assessed by a taxing authority against the Company or any Seller with respect to the operations of the Company and neither the Company nor any Seller has any knowledge that any such assessment or asserted Tax liability shall be made;

                  (iv) the Company does not reasonably expect any taxing authority to claim or assess any additional Taxes for any period, and no audit or investigation by any taxing authority is pending or has been threatened in writing;

                  (v) the Company has not consented to extend the time beyond the Closing in which any Tax may be assessed or collected by any Taxing authority;

                  (vi) the Company has no liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 or any similar provision of local, state or foreign Tax law;

                  (vii) the Company is not a party to or bound by any Tax allocation or Tax sharing agreement and has no current or potential contractual obligation to indemnify any other person with respect to Taxes;

                  (viii)the Company is, and since its formation has been, validly classified as a partnership for federal income tax purposes;

                  (ix) no claim has ever been made by a taxing authority in a jurisdiction where the Company does not pay Tax or file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction;

                  (x) the Company has withheld and prior to Closing shall have paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party; and

                  (xi) Schedule 6(o) contains a list of states, territories and jurisdictions (whether foreign or domestic) in which the Company is required to file Tax Returns relating to the Business.

            (p) Intellectual Property.

                  (i) Schedule 6(p) to be attached hereto sets forth a complete and correct list of all:

                        (A) patented or registered Intellectual Property and
            pending patent applications or other applications for registrations of Intellectual Property owned or filed by or on behalf of the Company;

                        (B) all trade names, Internet domain names and
            unregistered trademarks and service marks owned by the Company;


                        (C) all licenses or similar agreements or arrangements
            for the Intellectual Property to which the Company is a party, either as licensee or licensor.

                  (ii)  Except as set forth on Schedule 6(p):

                        (A) the Company owns and possess all right, title and
            interest in and to, or to the Company's knowledge has a valid and enforceable license to use, the Intellectual Property used in the operation of the Business as currently conducted and as currently proposed to be conducted, free and clear of all liens, licenses, security interests, encumbrances and other restrictions;

                        (B) to the Company's knowledge no claim by any third
            party contesting the validity, enforceability, use or ownership of any such Intellectual Property has been made, is currently outstanding or is threatened, and there are no grounds for the same;

                        (C) to the Company's knowledge no loss or expiration of
            any such Intellectual Property is threatened, pending or reasonably foreseeable;

                        (D) the Company has not received any notice of, and
            neither the Company, any Principal nor any Seller have any knowledge of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to such Intellectual Property;

                        (E) the Company has not infringed, misappropriated or
            otherwise conflicted with any Intellectual Property rights or other rights of any third parties and no infringement, misappropriation or conflict will occur as a result of the operation of the Business as currently conducted or as currently proposed to be conducted; and

                        (F) the transactions contemplated by this Agreement will
            not conflict with, violate, terminate or create a right to terminate any license or other agreement with any third party relating to such Intellectual Property or result in a modification in the terms of any such license or other agreement.

                  (iii) The Company, the Principals and Sellers have taken all necessary action to maintain and protect such Intellectual Property so as not to adversely effect the validity, enforcement, use or ownership of such Intellectual Property. The Intellectual Property owned or used by the Company prior to the Closing will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing.

            (q) Contracts and Commitments. Except as set forth on Schedule 6(q) to be attached hereto, the Company is not a party to any written or oral:

                  (i) (A) contract for the employment of any officer, individual employee, or other person or entity on a full-time, part-time, consulting or other basis for a discernable period of time (not including any oral employment-at-will contracts entered into in the ordinary course of business or any employment contracts with non-executives), (B) contract with any labor union, (C) severance agreement or (D) agreement relating to loans to officers, managers, members or affiliates, other than advances in the ordinary course of business consistent with past practice and custom;

                  (ii) agreement or indenture relating to the borrowing of money or to the mortgaging, pledging or otherwise placing a lien on any asset or group of assets of the Company;

                  (iii) outstanding powers of attorney executed on behalf of the Company or any Guaranty;

                  (iv) guarantee of any obligation for borrowed money or otherwise;

                  (v) agreement with respect to the lending or investing of funds to or in any other Person;

                  (vi) management contract or other similar arrangement relating to the management and operation of hotels;

                  (vii) partnership, joint venture or other similar agreement or arrangement;

                  (viii)lease or agreement under which it is lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of personal property under which the aggregate rental payments do not exceed $25,000;

                  (ix) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it;

                  (x) assignment, license, indemnification or agreement with respect to any form of intangible property, including any Intellectual Property, except as already disclosed on Schedule 6(p) or any franchise or marketing representation agreement or arrangement;

                  (xi) contract or group of related contracts with the same party (excluding purchase orders entered into in the ordinary course of business) for the purchase or sale of products or services under which the undelivered balance of such products and services has a selling price in excess of $50,000;

                  (xii) contract which limits its freedom to use any Intellectual Property anywhere in the world, except as required by applicable licenses, or which prohibits it from freely engaging in business anywhere in the world;

                  (xiii)any material agreement with any Government Entity;

                  (xiv) contract or group of related contracts with the same party continuing over a period of more than six months from the date or dates thereof that is not terminable by each party thereto on sixty (60) days or less notice without penalty;

                  (xv) contract relating to the marketing or sales of its services; or

                  (xvi) other agreement material to the Business or involving payments or receipts greater than $50,000 in any fiscal year.

Except as specifically disclosed in Schedule 6(q),the Company has performed all material obligations required to be performed by it and is not in default under or in breach of nor in receipt of any claim of default or breach under any agreement, lease, contract, commitment or other agreement to which it is a party; and no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance under any such agreement or would allow any other party to such agreement to terminate, modify or accelerate any rights under any such agreements or otherwise take any action which would have a Material Adverse Effect on the Company. The Company has no knowledge of any breach or anticipated breach by any other party of any agreement relating to the Business. Each item described on
Schedule 6(q) is valid, binding and enforceable against the Company in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization or other similar laws and to general principles of equity (whether considered in proceedings at law or in equity). Upon consummation of the transactions contemplated by the Transaction Documents, subject to the receipt of any necessary approvals and consents set forth on Schedule 6(c), each item described on Schedule 6(q) shall be in full force and effect without penalty or other modification. Buyer has been supplied with a true and correct copy of each of the contracts which are referred to on Schedule 6(q), together with all amendments, waivers or other modifications thereto and renewals and extensions thereof.

            (r) Insurance. Schedule 6(r) to be attached hereto lists and briefly describes each insurance policy maintained by the Company with respect to its properties, assets and business. All of such insurance policies are in full force and effect and will remain in full force and effect following the Closing for the remainder of their respective terms without any further action or payment (other than premiums payable in the ordinary course) by the Buyer and the Company is not in default with respect to its obligations under any of such insurance policies and has not received any notification of cancellation of any of such insurance policies and has no claim outstanding which could be expected to cause a material increase in the Company's insurance rates. The Company maintains insurance coverage of a type and amount customary for organizations of similar size engaged in similar lines of business.

            (s) Litigation; Proceedings. Except as set forth on Schedule 6(s) to be attached hereto, there are no actions, suits, proceedings (including grievance proceedings), hearings, orders, investigations, inquiries, charges, complaints or claims pending or to the Company's knowledge threatened against or affecting the Company or the Business (or, to the Company's knowledge, pending or threatened against or affecting any of the officers, managers, members or employees of the Company with respect to the Business), or to which the Company may be bound or affected, at law or in equity, or before or by any Government Entity which, if adversely determined, would reasonably be expected to have a Material Adverse Effect on the Company viewing the Company as a whole. The Company (i) is not subject to any judgment, order or decree of, or settlement or conciliation agreement subject to enforcement by, any Government Entity, (ii) has not received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint to any liability or disadvantage which may be material to its businesses or (iii) is not engaged in any legal action to recover monies due it or for damages sustained by it.

            (t) Licenses and Permits. Schedule 6(t) to be attached hereto contains a complete listing and summary description of all material permits, licenses, certificates, approvals and other authorizations of any Government Entity or other similar rights (collectively, the "Licenses") used in the conduct of the Business. Except as indicated Schedule 6(t), the Company owns or possess all right, title and interest in and to all of the Licenses that are necessary to conduct the Business as presently conducted and as presently proposed to be conducted, including, without limitation, all Licenses required under any federal, state or local law relating to public health and safety, employee health and safety, pollution or protection of the environment other than those Licenses where the failure to obtain such Licenses would not reasonably be expected to have a Material Adverse Effect on the Company viewing Company as a whole. The Company is in material compliance with the terms and conditions of such Licenses and has received no notices that it is in violation of any of the terms or conditions of such Licenses. The Company has taken all necessary action to maintain such Licenses. No loss or expiration of any such License is threatened (to the Company's knowledge), pending or reasonably foreseeable other than expiration in accordance with the terms thereof. Except as indicated on Schedule 6(t), all of the material Licenses shall survive the transfer of the Interests to the Buyer. Notwithstanding anything to the contrary in this Section 6(t), Buyer hereby acknowledges that some of the permits, licenses, certificates, approvals and other authorizations of any Government Entity required in order to serve alcohol in connection with the operation of the Business (the "Liquor Licenses") may not be transferable. Furthermore, Buyer hereby agrees to bear the cost of transferring each Liquor License. Sellers hereby agree to fully cooperate with Buyer in effecting the transfer of the Liquor Licenses.

            (u) Employees.

                  (i) The Company has complied and remains in compliance with all laws and contracts relating to labor and employment including, without limitation, provisions thereof relating to wages, hours, equal opportunity, collective bargaining, immigration and the payment of social security and other taxes.

                  (ii) Except as set forth in Schedule 6(u) to be attached hereto:

                        (A) there is no charge or complaint pending or, to
            knowledge of the Company, threatened before any Government Entity against the Company, or any of its employees, officers or managers, alleging violation of any federal, state or local statute, ordinance or regulation relating to any employee's (or group of employees') employment or prospective employment at the Company, and to the knowledge of the Company no basis for any such claim exists; nor will this transaction form the basis of or result in any such charge or complaint;

                        (B) within the last three years the Company has not
            experienced any union organizing attempt, strikes, work stoppage or slow down, or any other labor dispute or question concerning representation, and no such action is currently pending or, to knowledge of the Company, threatened;

                        (C) the Company is not a party to any collective
            bargaining agreement or relationship with any labor union;

                        (D) to the knowledge of the Principals, no executive,
            key employee or group of employees of the Company has any plans to terminate their employment with the Company;

                        (E) no current or former employee of the Company has
            asserted any claim or, to knowledge of the Company, threatened any claim against the Company for overtime pay, wages, salary or bonus or vacation time, excluding in each case current payroll periods; and

                        (F) neither the Company nor any of the Company's
            members, managers, officers or employees is subject to any noncompete, nonsolicitation, employment, consulting or similar agreement relating to, affecting, or in conflict with, the Business or his, her or its activities for the Business.

                        (G) The Company has not implemented any plant or
            operating unit closing, or layoff of employees, that could implicate the Worker Adjustment Retraining and Notification ("WARN") Act of 1988, as amended, or any similar state or local law or regulation, and no such layoffs will be implemented before Closing without advance notification to Buyer.

            (v) Employee Benefits. Other than a 401(k) plan: the Company has no deferred or incentive compensation (excluding discretionary cash bonuses disclosed pursuant to Section 6(h)(xii)), profit sharing, retirement, hospitalization, Employee Pension Benefit Plans or Employee Welfare Benefit Plans. The Company is not a participating or contributing employer in any Multiemployer Plan with respect to employees of the Company nor has the Company incurred any withdrawal liability with respect to any Multiemployer Plan or any liability in connection with the termination or reorganization of any Multiemployer Plan. The Company has not incurred and has no reason to expect that it will incur any liability to the PBGC or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any Employee Pension Benefit Plan that the Company or any member of its Controlled Group (within the meaning of Code Section 414(b) and (c)) has ever maintained or to which any of them has ever contributed, or ever has been required to contribute. Any such plans that the Company has ever maintained or to which it has ever contributed, including the 401(k) plan, have been administered in compliance with ERISA and the Code and all applicable laws.

            (w) Environment, Health and Safety. Except as set forth on Schedule 6(w) to be attached hereto or in the environmental reports delivered to Buyer and listed on Schedule 6(w):

                  (i) the Company has obtained all permits, licenses, and other authorizations which are required for the ownership and operation of the Business under all applicable Environmental, Health and Safety Laws;

                  (ii) the Company has not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated the Business or any property or facility (and, to knowledge of the Company, no such property or facility is contaminated with hazardous materials, substances or waste) so as to give rise to any liability or corrective or remedial obligation under any Environmental, Health and Safety Laws;

                  (iii) the Company has complied with all Environmental, Health and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has, to the Company's knowledge, been filed or commenced against the Company alleging any failure to so comply;

                  (iv) the Company has not assumed or undertaken any liability of any other Person under any Environmental, Health and Safety Laws;

                  (v) to the Company's knowledge, no underground storage tanks, landfills or waste disposal areas, asbestos-containing materials, or PCB-containing equipment or fluids have been or are present on any real property listed on Schedule 6(k); and

                  (vi) the transactions contemplated by this Agreement do not impose any obligations under any Environmental, Health and Safety Laws for site investigation or cleanup, or notification to any government agencies or third parties.

            (x) Reserved.

            (y) Reserved.

            (z) Insider Interests. Except as set forth on Schedule 6(z) or as set forth in Section 10(m), to be attached hereto, no officer, member or manager of the Company or any relative or Affiliate of such Person has any agreement with the Company or any interest in any property (real, personal or mixed, tangible or intangible) used in or pertaining to the Business, except solely as a member or employee.

            (aa) Reserved.

            (bb) Investment Representation. Sellers are receiving the Class A Units to be delivered pursuant hereto (the "Units") for their own account with the present intention of holding such Units for purposes of investment, and each such party has no intention of selling such Units in a distribution in violation of the federal securities laws or any applicable state securities laws. Each Seller is either an accredited investor as defined in Rule 501 of the Securities Act of 1933, as amended (an "Accredited Investor") or, together with their Purchaser Representative, is sophisticated.

            (cc) Closing Date. The representations and warranties of the Company, any Principal or any Seller contained in this Section 6 and elsewhere in this Agreement and all information contained in any exhibit, schedule or attachment hereto or in any writing delivered by, or on behalf of, the Company, any Principal or any Seller to Buyer shall be true and correct on the Closing Date as though then made, except as affected by the transactions expressly contemplated by this Agreement.

            SECTION 7. REPRESENTATIONS AND WARRANTIES OF BUYER AND SLC. As a material inducement to the Company, the Principals and Sellers to enter into and perform their obligations under this Agreement, Buyer and SLC hereby represent and warrant to such Parties as follows:

            (a) Organization of Buyer. Buyer is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is qualified to do business in all jurisdictions in which such qualification is required. SLC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland, and is qualified to do business in all jurisdictions in which such qualification is required.

            (b) Authorization of Transaction. Buyer and SLC have full power and authority to enter into this Agreement and perform all of their obligations hereunder. The execution and delivery of this Agreement and the performance by Buyer and SLC of their obligations hereunder have been duly authorized by such action as may be required, and no further action or approval is required in order to constitute this Agreement as a binding and enforceable obligation of Buyer and SLC.

            (c) Noncontravention. Neither the execution and the delivery of the Transaction Documents, nor the consummation of the transactions contemplated by the Transaction Documents, shall (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Government Entity to which Buyer or SLC is subject or any provision of their partnership agreement or articles of incorporation, respectively, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer or SLC is a party or by which Buyer or SLC is bound or to which any of their assets are subject. Except as set forth on Schedule 7(c) to be attached hereto, Buyer and SLC are not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by the Transaction Documents.

            (d) Status of the Partnership Agreement. The Partnership Agreement is in full force and effect, a true, complete and correct copy thereof has been delivered to the Company and there are no dissolution, termination or liquidation proceedings pending or contemplated with respect to Buyer. To Buyer's knowledge, there are no uncured defaults or breaches by any partner under the Partnership Agreement. Buyer is taxable as a "partnership" as defined in Section 7701(a) of the Code and is not taxable as a publicly traded partnership within the meaning of Section 7704 of the Code.

            (e) No Litigation; Proceedings. There are no pending or, to Buyer's knowledge, threatened investigations, actions, suits, proceedings or claims against or affecting Buyer at law or in equity or before or by any Government Entity which, if determined adversely, would have a material adverse impact on Buyer or the transactions contemplated hereby.

            (f) Units. The capitalization of Buyer is as set forth in its Partnership Agreement. There are no restrictions on the transfer of the Units other than those contained in the Partnership Agreement, the Exchange Rights Agreement or the Registration Rights Agreement and those arising from federal and applicable state securities laws. Except as set forth on Schedule 7(f) to be attached hereto and except as created by this Agreement, as of the date hereof, there are no outstanding subscriptions, options, warrants, preemptive or other rights or other arrangements or commitments obligating Buyer to issue any Class A Units. If and when issued, the Paired Shares issuable upon exchange of the Units delivered hereunder pursuant to the Exchange Rights Agreement will be duly authorized, validly issued and fully paid. At the Closing, upon receipt of the Interests, Buyer will have transferred the Units free and clear of all Liens (other than any liens in favor of the partners of Buyer pursuant to the Partnership Agreement), and as of the Closing, Sellers will be admitted as limited partners of Buyer. The issuance of the Units to Sellers at the Closing will not require any approval or consent of any Government Entity except any such approval that shall have been obtained on or prior to the Closing. Assuming the accuracy of the representation in
Section 6(bb) the issuance of the Units to Sellers hereunder is exempt from registration under the Securities Act of 1933 and applicable state securities laws.

            (g) Financial Statements; Undisclosed Liabilities. True and complete copies of (i) the audited financial statements of Buyer as of December 31, 1995, together with all related notes and schedules thereto, accompanied by the reports thereon of Buyer's independent auditors and (ii) the unaudited financial statements of Buyer as of September 30, 1996 for the nine months then ended, together with all notes and schedules thereto (collectively, the "Starwood Financial Statements") have been delivered to the Sellers. The Starwood Financial Statements were prepared in accordance with the books of account and other financial records of Buyer, present fairly the consolidated financial condition and results of operations of Buyer as of the dates thereof or for the periods covered thereby, and have been prepared in accordance with GAAP and since the date of the latest Starwood Financial Statements, there has not been any event, circumstance or condition which has resulted in Material Adverse Effect on the Company; provided that for purposes of this Section 7(g) the existence of any Material Adverse Effect shall be determined by viewing SLT, SLC, SLTRLP and Buyer as a whole; provided further that any fluctuations in hotel market conditions in general or in the market prices of the Paired Shares shall not constitute a Material Adverse Effect.

            (h) Reservation of Paired Shares. Upon the Closing, SLC shall have reserved for issuance a number of SLC's common shares, and has the right to acquire shares of Starwood Lodging Trust, equal to the number of Paired Shares into which the Units are exchangeable pursuant to the Exchange Rights Agreement.

            (i) Closing Date. The representations and warranties of Buyer contained in this Section 7 and elsewhere in this Agreement and all information contained in any exhibit, schedule or attachment hereto shall be true and correct on the Closing Date as though then made, except as affected by the transactions expressly contemplated by this Agreement.

            SECTION 8.  PRE-CLOSING COVENANTS.

            (a) Affirmative Covenants of the Company, the Principals, and the Sellers. From and after the date of this Agreement to the Closing Date, except as otherwise consented to in writing by Buyer, the Sellers and the Principals shall, and shall cause the Company to:

                  (i) conduct the Company's operations according to the ordinary and usual course of business and use reasonable best efforts to preserve intact its business organization, keep available the services of officers and employees, and maintain satisfactory relationships with suppliers, customers, franchisees and others having business relationships with them;

                  (ii) promptly inform Buyer in writing of any variances from the representations and warranties contained in Section 6 (which notification shall not be deemed to amend any disclaimers made therein or cure any breach thereof) or of any facts, circumstances or conditions which are likely to result in the Buyer's conditions to Closing not being satisfied by the date contemplated in Section 11(a)(iii);

                  (iii) permit representatives and agents of Buyer to have reasonable access (upon reasonable notice, during normal business hours, coordinated through Murray Dow) to the Company's books, records, property, facilities, customers, suppliers, sales representatives, consultants, key employees and independent accountants in connection with Buyer's due diligence review of the Company;

                  (iv) use commercially reasonable efforts to obtain all third party and governmental approvals and consents necessary or desirable to consummate the transactions contemplated hereby and to cause the other conditions to Buyer's obligations hereunder to be satisfied;

                  (v) maintain all of the Company's assets in good repair, order and condition, except for ordinary wear and tear not caused by neglect, and maintain insurance reasonably comparable to that in effect on the date hereof;

                  (vi) maintain the existence of and use reasonable efforts to protect all Intellectual Property used in the Business;

                  (vii) maintain the existence of and protect all of the governmental permits, licenses, approvals and other authorizations of the Business;

                  (viii)comply with all applicable laws, ordinances, and regulations in the operation of the Business (including, without limitation, Environmental, Health and Safety Laws);

                  (ix) maintain its books, accounts and records in accordance with GAAP; and

                  (x) conduct the cash management customs and practices of the Business (including, without limitation, the collection of receivables and payment of payables) in the usual and ordinary course of business in accordance with past custom and practice.

            (b) Negative Covenants of the Company, the Principals and the Sellers. From and after the date of this Agreement to the Closing Date, without the prior written consent of Buyer, the Sellers and Principals shall not, and shall not permit the Company to:

                  (i) take any action referred to in Section 6(h);

                  (ii) except as specifically contemplated by this Agreement, enter into any transaction other than in the ordinary course of business;

                  (iii) declare or pay any dividends or make any other distributions in respect of the Interests which would result in the Company having a negative Closing Net Worth of greater than $14,500,000;

                  (iv) issue, authorize or propose the issuance of, or purchase, redeem or propose the purchase or redemption of, any membership interests of or other equity interest (or interest containing equity features) in the Company or securities convertible into or exchangeable for, or rights, warrants or options (including employee options) to acquire, any such interests or other convertible securities;

                  (v) transfer any of the assets of the Company to any Person other than in the ordinary course of business; or

                  (vi) take any action which would cause the representations or warranties contained in Section 6 to cease to be true and correct as of the Closing as though then made.

            (c) Affirmative Covenants of Buyer. From and after the date of this Agreement to the Closing Date, except as otherwise consented to in writing by the Company, Buyer shall:

                  (i) promptly inform the Company in writing of any variances from the representations and warranties contained in Section 7 (which notification shall not be deemed to amend any disclaimers made therein or cure any breach thereof) or of any facts, circumstances or conditions which are likely to result in the Sellers' conditions to Closing not being satisfied by the date contemplated in Section 11(a)(iii);

                  (ii) permit representatives and agents of the Sellers and the Company to have reasonable access (upon reasonable notice, during normal business hours) to Buyer's books, records, property, facilities, customers, suppliers, sales representatives, consultants, key employees and independent accountants ("Buyer's Information") in connection with Sellers' and the Company's due diligence review of Buyer, provided that each of the Company, the Sellers, the Principals, and each party given such access shall not, directly or indirectly, use for its or his own purposes or disclose to any third party any Buyer's Information without the prior written consent of Buyer, unless and to the extent that (a) the Buyer's Information becomes widely and generally known to and available for use by the hotel and hospitality industry other than as a result of any such party's acts or omissions to act or (b) such party is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Buyer's Information (provided that in such case, such party shall promptly inform Buyer of such event, shall cooperate with Buyer in attempting to obtain a protective order or to otherwise restrict such disclosure and shall only disclose Buyer's Information to the minimum extent necessary to comply with any such court order); and

                  (iii) use commercially reasonable efforts to obtain all third party and governmental approvals and consents necessary or desirable to consummate the transactions contemplated hereby and to cause the other conditions to Buyer's obligations hereunder to be satisfied.

            SECTION 9.  SURVIVAL; INDEMNIFICATION.

            (a) Survival. All representations, warranties, covenants and agreements set forth in this Agreement or in any certificate or other writing delivered in connection with this Agreement shall survive the Closing and the consummation of the transactions contemplated thereby notwithstanding any examination made for or on behalf of the Sellers, the Principals, or Buyer, the knowledge of any of their officers, directors, partners, employees or agents, or the acceptance of any certificate or opinion; provided that the Company's, the Principals' and the Sellers' obligation to indemnify Buyer in respect of breaches thereof shall be subject to the limitations set forth in (c) below; provided further that the Company's obligation to indemnify or make contributions to the Sellers and the Principals in respect of breaches thereof shall be subject to the limitations set forth in Section 9(k); and provided further that the Buyer's obligation to indemnify the Company, the Sellers and the Principals in respect of breaches thereof shall be subject to the limitations set forth in Section 11(c).

            (b) Indemnification by the Principals and the Sellers. Subject to the limitations set forth in (c) below, the Principals and the Sellers shall jointly and severally indemnify Buyer and each of its respective affiliates, officers, directors, partners, employees, agents, representatives, successors and permitted assigns (collectively, the "Partnership Parties") and hold each of them harmless against and pay on behalf of or reimburse such Partnership Parties in respect of any loss (including diminution in value of, or losses incurred by or in respect of, the Company), liability, demand, claim, action, cause of action, cost, damage, deficiency, tax, penalty, fine or expense, whether or not arising out of third party claims (including, without limitation, interest, penalties, reasonable attorneys' fees and expenses, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, "Losses") which any such Partnership Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

                  (i) the breach of any representation or warranty contained in this Agreement or any schedule or exhibit hereto by the Company, the Principals or the Sellers;

                  (ii) the breach of any covenant or agreement of the Company, the Principals, or the Sellers contained in this Agreement by the Company, the Principals or the Sellers; and

                  (iii) any claims of any brokers or finders claiming by, through or under the Company, the Principals, or the Sellers with regard to the contribution of the Interests.

For the purposes of subsections (i) and (ii) above, if Buyer or SLC has actual knowledge at the Closing that a representation, warranty, covenant or agreement of the Company, the Sellers or the Principals has been breached by the Company, the Sellers or the Principals, and Buyer or SLC is fully aware of both the nature and extent of such breach and elects to consummate the transactions contemplated hereby in spite of such breach, then Buyer and SLC will be deemed to have waived such breach, and the Company, the Principals and the Sellers will not have to indemnify Buyer or SLC against any Losses resulting from such breach to the extent of Buyer's knowledge thereof.

            (c) Limits on Indemnification. The Indemnification provided for in
Section 9(b) above is subject to the following limitations:

                  (i) the Company, the Principals, and the Sellers will be liable to Partnership Parties with respect to claims referred to in subsection (b)(i) above only if such Partnership Party gives written notice to the Company, the Principals, and the Sellers:

                        (A) within 12 months after the Closing Date for claims
            arising from breaches of the representations and warranties set forth in Sections 6(c) (except 6(c)(i)(A)), 6(g), 6(h), 6(i), 6(k), 6(l), 6(m), 6(n), 6(p), 6(q), 6(r), 6(s), 6(t), 6(u) (other than
            6(u)(i)), 6(v) and 6(cc) (to the extent related to the other sections referenced in this Section 9(c)(i)(A));

                        (B) prior to 30 days following the expiration of the
            applicable statute of limitations for claims by governmental authorities or third parties against the Company which relate to breaches of the representations and warranties set forth in Sections 6(c)(1)(A), 6(e), 6(j), 6(o), 6(u)(i), 6(w), 6(bb) and 6(cc) (to the
            extent related to the other sections referenced in this Section 9(c)(i)(B)); or

                        (C) at any time after the Closing Date for claims
            arising from breaches of the representations and warranties set forth in Sections 6(a), 6(b), 6(d), 6(f), 6(z) and 6(cc) (to the extent related to the other sections referenced in this Section 9(c)(i)(C)).

                  (ii) The Company, the Principals, and the Sellers will not be liable for any Loss with respect to claims referred to in subsection
      (b)(i) and (ii) above to the extent such Losses exceed an amount equal to the sum of $500,000 (the "Cap").

            (d) Indemnification by Buyer and SLC. Buyer and SLC, jointly and severally agree to indemnify the Company, the Principals, or the Sellers and their agents, representatives, successors and assigns and to hold them harmless against any Loss which they may suffer, sustain or become subject to, as the result of a breach of any representation, warranty, covenant or agreement by Buyer or SLC contained in this Agreement; provided that Buyer shall provide such indemnification with respect to any breach of the representations and warranties contained in Sections 7(c) through 7(i) only if Buyer shall have received written notice of such breach (1) within 12 months after the Closing Date for breaches of Sections 7(c), 7(d), 7(e), 7(g), and 7(i) (to the extent related to the other Sections referenced in this Section 9(d)(1)), and (2) at any time after the Closing Date for breaches of Sections 7(a), 7(b), 7(f) and 7(h) and 7(i) (to the extent related to the other Sections referenced in this Section 9(d)(2)); provided further that Buyer's liability under this Section 9(d) shall be limited pursuant to Section 9(k). For the purposes of this Section 9(d), if the Company, any Principal or any Seller has actual knowledge at the Closing that a representation, warranty, covenant or agreement of the Buyer or SLC has been breached by the Buyer or SLC, and such Party is fully aware of both the nature and extent of such breach and elects to consummate the transactions contemplated hereby in spite of such breach, then the Company, the Principals and the Sellers will be deemed to have waived such breach, and Buyer and SLC will not have to indemnify the Company, the Principals or the Sellers against any Losses resulting from such breach to the extent of the Company's, the Principals' and the Sellers' knowledge thereof.

            (e) Notice of Indemnification. If a party hereto seeks indemnification under this Section 9, such party (the "Indemnified Party") shall give written notice to the other party (the "Indemnifying Party") of the facts and circumstances giving rise to the claim. In that regard, if any suit, action, claim, liability or obligations shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Section 9, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in reasonable detail the basis of such claim and the facts pertaining thereto. The Indemnifying Party, if it so elects, shall assume and control the defense thereof (and shall consult with the Indemnified Party with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all necessary expenses; provided that, as a condition precedent to the Indemnifying Party's right to assume control of such defense, it must first: (i) admit in writing its obligation to provide indemnification in respect of such matter and
(ii) demonstrate that it will bear the greatest portion of the Loss if the claim is successful in light of the Threshold and the Cap; and provided further that the Indemnifying Party shall not have the right to assume control of such defense if the claim which the Indemnifying Party seeks to assume control (1) seeks non-monetary relief; or (2) involves criminal or quasi-criminal allegations. In the event that the Indemnified Party retains control of the defense of such claim, the Indemnified Party shall use good faith efforts, consistent with prudent business judgment, to defend such claim. If the Indemnifying Party is permitted to assume and control the defense and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (A) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (B) the Indemnifying

Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party and such counsel advises the Indemnifying Party of the general nature of such conflict, or (C) the Indemnifying Party has failed to assume the defense and employ counsel. The Indemnifying Party shall not be liable for any settlement of any such action or proceeding effected without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld; however, if there shall be a final judgment for the plaintiff in any such action, the Indemnifying Party agrees to indemnify and hold harmless the Indemnified Party from and against any loss or liability by reason of such judgment subject to the limitations of Section 9(c).

            (f) Failure to Notify. In the event any senior officer (including, without limitation, any president or executive vice-president) of any Indemnified Party has actual knowledge of any valid claim or defense (and not merely any facts or circumstances which may give rise to such claim or defense) against a third party who is a party to the applicable claim in connection with any Loss as to which such Indemnified Party seeks indemnification pursuant to this Section 9 and such Indemnified Party without good reason fails to notify the Indemnifying Party of such claim or defense or without good reason fails to assert such claim or defense on its own behalf, then the Indemnified Party shall not be entitled to receive indemnification from the Indemnifying Party to the extent of the Loss which is proven by the Indemnifying Party to have been occasioned by such failure to notify or such failure to assert such claim or defense. The determination of whether a party had "good reason" for any failure to notify or failure to assert any claim or defense shall be made by the Arbitrator pursuant to Section 9(i) in the event of any dispute with respect thereto.

            (g) Notice of Loss; Insurance.

                  (i) In the event any Indemnified Party is insured pursuant to an unexpired insurance policy against any occurrence giving rise to any Loss as to which such Indemnified Party seeks indemnification pursuant to this Section 9, the Indemnified Party shall promptly give notice of such insurance coverage to the Indemnifying Party and the Indemnifying Party shall, in its reasonable discretion, elect either (i) to require the Indemnified Party to make a claim pursuant to such insurance policy for such Loss and the Indemnifying Party's obligation to indemnify the Indemnified Party shall thereafter be reduced by the amount of insurance proceeds received by the Indemnified Party as a result of such claim or
      (ii) to indemnify the Indemnified Party without requiring a claim to be made by the Indemnified Party on such insurance policy. In the event the Indemnifying Party elects to require the Indemnified Party to make a claim on such insurance policy pursuant to clause (i) above, the Indemnifying Party shall pay any increase in insurance premiums resulting directly and proximately from such claim by the Indemnified Party on such insurance policy; provided that if any such increase in such insurance premium is caused by one or more claims on such insurance policy as a result of Losses which are not subject to indemnification pursuant to this Section 9, then the Indemnifying Party shall be obligated to pay such increase in insurance premiums only to the extent such increase is attributable to claims made by the Indemnified Party pursuant to clause (i) above. The determination of the amount of such increase in insurance premiums attributable to any claim made pursuant to clause (i) above shall be made by the mutual agreement of the Parties acting in good faith, and in the event the Parties are unable to so agree shall be made by the Arbitrator pursuant to subsection (i) below. The Indemnified Party shall provide to the Indemnifying Party such documentation relating to such increase in insurance premium as shall be necessary to establish the amount of such increase and shall otherwise cooperate with the Indemnifying Party in establishing the amount of such increase attributable to the claim made pursuant to clause (i) above.

                  (ii) Notwithstanding any of the provisions of this Section 9, the Sellers and the Principals shall use reasonable best efforts to make and pursue claims for insurance proceeds for Losses which Buyer incurs and which may be covered by insurance policies that were in effect prior to the Closing (irrespective of any limitations on survival of the Principals' or the Sellers' direct liability therefor), and to promptly remit any proceeds received on account of such claims to Buyer upon receipt, it being agreed that Losses satisfied by such proceeds shall not be applied against the Cap.

            (h) Payment of Indemnification Amount. In the event that any Party is entitled to indemnification hereunder from any other Party, within 15 days after a final determination of the amount of such indemnification pursuant to the terms of this Section 9 (the "Indemnification Amount"), the Indemnifying Party shall pay such Indemnification Amount either (i) by payment of immediately available funds to the Indemnified Party or (ii) if the Indemnified Party is a Partnership Party, by delivering or causing Buyer to cancel on its books and records a number of Units held by the Indemnifying Party having a current market value (based upon the Paired Share Price as of the date of the final determination of such Indemnification Amount) equal to the Indemnification Amount, and to the extent such delivery or cancellation of Units is insufficient to pay such Indemnification Amount, immediately available funds for the remaining balance of such Indemnification Amount. To the extent any Indemnifying Party fails to pay the Indemnification Amount within such 15 day period, the Indemnification Amount shall accrue interest for the benefit of the Indemnified Party at a rate per annum equal to the prime rate announced by Chase Manhattan Corp. at the end of such 15 day period plus 2%, compounded quarterly, until paid. Without limiting the obligations of the Principals and the Sellers set forth above, in the event that the transactions contemplated hereby are consummated and the Partnership Parties are entitled to indemnification from the Principals and/or the Sellers and such Persons fail to timely pay the Indemnification Amount, then without limiting any other remedies the Partnership Parties may have at law or in equity, the Partnership Parties may elect to satisfy such amount, in whole or in part, by canceling a number of Units and/or Paired Shares held by the Sellers and/or their Permitted Transferees (as defined in the Exchange Rights Agreement) having a current market value (based upon the Paired Share Price as of the date of such cancellation) equal to the Indemnification Amount plus any interest accrued thereon, in which case the holder of such canceled Units and/or Paired Shares shall surrender such canceled Units and/or Paired Shares to the issuer(s) thereof immediately following delivery to such holder of written notice of such cancellation.

            (i) Dispute Resolution. Any dispute, controversy, or claim arising under or relating to this Section 9 ("Dispute") shall be resolved by final and binding arbitration administered by the American Arbitration Association ("AAA") under its Commercial Arbitration Rules, subject to the following:

                  (i) Any party to a Dispute may demand that any Dispute be submitted to binding arbitration. The demand for arbitration shall be in writing, shall be served on the other party in the manner prescribed herein for the giving of notices, and shall set forth a short statement of the factual basis for the claim, specifying the matter or matters to be arbitrated.

                  (ii) The arbitration shall be conducted by an arbitrator appointed by the AAA (the "Arbitrator") who shall conduct such evidentiary or other hearings as such arbitrator deems necessary or appropriate and thereafter shall make a final determination as soon as practicable. Any arbitration pursuant hereto shall be conducted by the Arbitrator as the parties may mutually agree or, if the parties do not so agree, under the guidance of the Federal Rules of Civil Procedure and the Federal Rules of Evidence, but the Arbitrator shall not be required to comply strictly with such Rules in conducting any such arbitration. All such arbitration proceedings shall take place in New York, NY.

                  (iii) Except as provided herein:

                        (A) each party shall bear its own "Costs and Fees,"
            which are defined as all reasonable pre-award expenses of the arbitration, including travel expenses, out-of-pocket expenses (including but not limited to, copying and telephone) witness fees, and reasonable attorney's fees and expenses;

                        (B) the fees and expenses of the Arbitrator and all
            other costs and expenses incurred in connection with the arbitration ("Arbitration Expenses") shall be borne equally by the parties; and

                        (C) Notwithstanding the foregoing, the Arbitrator shall
            be empowered to require any one or more of the parties to bear all or any portion of such Costs and Fees and/or the fees and expenses of the Arbitrator in the event that the Arbitrator determines such party has acted unreasonably or in bad faith.

                  (iv) The Arbitrator shall have the authority to award any remedy or relief that a Court of the State of New York could order or grant, including, without limitation, specific performance of any obligation created under the Transaction Documents, the awarding of punitive damages, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process. The decision of the Arbitrator and any award pursuant thereto shall be in writing and counterpart copies thereof shall be delivered to each party. The decision and award of the Arbitrator shall be binding on all parties. In rendering such decision and award, the Arbitrator shall not add to, subtract from or otherwise modify the provisions of this Section 9. Either party to the arbitration may seek to have judgment upon the award rendered by the Arbitrator entered in any court having jurisdiction thereof.

                  (v) Each party agrees that it will not file any suit, motion, petition or otherwise commence any legal action or proceeding for any matter which is required to be submitted to arbitration as contemplated herein except in connection with the enforcement of an award rendered by the Arbitrator and except to seek non-monetary equitable relief including, with limitation, the issuance of an injunction or temporary restraining order pending a final determination by the Arbitrator. Upon the entry of any order dismissing or staying any action or proceeding filed contrary to the preceding sentence, the party which filed such action or proceeding shall promptly pay to the other party the reasonable attorney's fees, costs and expenses incurred by such other party prior to the entry of such order.

            (j) Type of Remedy. The Parties hereto each acknowledge and agree that, to the extent permitted by law, the sole and exclusive remedy with respect to any claims for monetary relief relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this
Section 9. Notwithstanding the foregoing, each of the Parties hereto acknowledges and agrees that the other Parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached and that any remedy at law would be inadequate. Accordingly, each of the Parties hereto agrees that the other Parties hereto shall be entitled to retain all non-monetary equitable remedies available to it, including, without limitation, injunctive relief to prevent breaches of the provisions of this Agreement and specific enforcement of this Agreement and the terms and provisions hereof in any action instituted before any arbitrator pursuant to Section 9(i) above or in any court of the United States or any state thereof having jurisdiction over the parties and the matter as allowed pursuant to Section 9(i) above or otherwise, in addition to any other remedy to which it may be entitled, at law or in equity, other than claims for monetary relief, which shall be governed by the terms of this Section 9. Notwithstanding the foregoing, nothing in this Section 9(j) shall limit or restrict any Party's right to maintain or recover on any action based upon fraud or misrepresentation.

            (k) Limitation on Liability of the Company. Notwithstanding anything to the contrary contained in this Agreement, in the event that the transactions contemplated by this Agreement have been consummated as contemplated hereby, the Company shall have no liability whatsoever (whether pursuant to this Section 9 or otherwise) to any Partnership Party, nor to any Principal or any Seller in respect of any claim the basis for which arose prior to the Closing, whether arising by reason of a claim for contribution in respect of any liability arising hereunder, a right of indemnification under the Company's constitutive documents, any other agreement between the Company and such Party or otherwise, and the Sellers and the Principals hereby waive and release the Company from any such obligation effective as of the Closing.

            SECTION 10. ADDITIONAL AGREEMENTS.

            (a) Sellers and Principals Nonsolicitation and Confidentiality.

                  (i) During the period beginning on the Closing Date and ending on the third anniversary of the Closing Date (the "Restricted Period"), the Sellers and the Principals (collectively, the "Restricted Parties") shall not (A) induce or attempt to induce any employee of the Company, Buyer or their Affiliates to leave their employ, hire any management-level employee (whether or not solicited) or otherwise in any way interfere with the relationship between Buyer, the Company or their Affiliates and any of their employees or (B) induce or attempt to induce any supplier, licensee, licensor, franchisee, or other business relation of Buyer, the Company or their Affiliates to cease doing business with them or in any way interfere with the relationship between Buyer, the Company or their Affiliates and any customer or business relation.

                  (ii) Each of Buyer and SLC acknowledges that the information, observations and data relating to the Business of a proprietary and/or confidential nature which either party has obtained as a result of its due diligence review of the Company, and each Restricted Party acknowledges that the information, observations and data relating to the Business of a proprietary and/or confidential nature which any such Restricted Party has obtained as an employee, officer, manager or member of the Company, or will obtain during the course of his or its association with the Company, Buyer and their Affiliates after the Closing, are the property of such Person ("Confidential Information"). Each Restricted Party agrees that it or he shall not, directly or indirectly, use for its or his own purposes or disclose to any third party any of such Confidential Information without the prior written consent of Buyer, unless and to the extent that the aforementioned matters (a) become generally known to and available for use by the hotel and hospitality industry other than as a result of any Restricted Party's acts or omissions to act; (b) are rightfully received by a Restricted Party from a party who was not subject to any obligations of confidentiality; or (c) to the extent a Restricted Party is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information (provided that in such case, such Restricted Party shall promptly inform Buyer of such event, shall cooperate with Buyer in attempting to obtain a protective order or to otherwise restrict such disclosure and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order). Buyer and SLC agree that, in the event the transactions contemplated hereby are not consummated in accordance with the terms hereof, they shall not, directly or indirectly, use for their own purposes or disclose to any third party any of such Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters (a) become generally known to and available for use by the hotel and hospitality industry other than as a result of either Buyer's or SLC's acts or omissions to act; (b) are rightfully received by Buyer or SLC from a party who was not subject to any obligations of confidentiality; or (c) to the extent Buyer or SLC is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any

      Confidential Information (provided that in such case, such party shall promptly inform the Company of such event, shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order).

                  (iii) The Parties hereto agree that each may suffer irreparable harm from a breach by any other Party of any of the covenants or agreements contained in this Section 10. In the event of an alleged or threatened breach by any Party of any of the provisions of this Section 10(a), each other Party or their successors or assigns may, in addition to all other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (including the extension of the Restricted Period by a period equal to the length of the violation of this Section 10(a)), in each case without the necessity of posting a bond or other security.

                  (iv) Each Party agrees that the covenants made in Section 10(a)(i), (ii) and (iii) shall be construed as an agreement independent of any other provision of this Agreement and shall survive any order of a court of competent jurisdiction terminating any other provision of this Agreement.

            (b) Exclusivity. During the period from the date of this Agreement to the earlier of (i) the Closing or (ii) the date that this Agreement is terminated, if it is terminated, in accordance with its terms, neither the Company, any Principal, nor any Seller will, directly or indirectly, without the prior written consent of Buyer, initiate discussions or engage in negotiations with, or provide any information other than publicly available information to, any Person (other than Buyer and their respective representatives) concerning any possible proposal regarding a sale of the Interests or a merger, consolidation, sale of assets (other than sales of inventory in the ordinary course of business) or other similar transaction involving the Company. Any such activity will constitute a material breach of this Agreement.

            (c) Mutual Assistance and Records. The Parties agree that they will mutually cooperate in the expeditious filing of all notices, reports and other filings with any governmental authority required to be submitted jointly by Buyer and any Seller in connection with the execution and delivery of this Agreement, the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby.

            (d) Press Releases. Unless required by law (in which case each of Buyer and the Company hereby agree to use reasonable efforts to consult with the other party prior to any such disclosure as to the form and content of such disclosure), after the date hereof, through and including the Closing Date, no press releases, announcements to the employees, customers or suppliers of the Company or other releases of information related to this Agreement or the transactions contemplated the Transaction Documents will be issued or released without the consent of both Buyer and the Company. After the Closing, Buyer may issue any such releases of information at its sole discretion.

            (e) Transaction Expenses. Each Party shall pay all of its expenses incurred in connection with the transactions contemplated hereby (whether consummated or not); provided that any expenses incurred but not paid by the Company prior to the Closing (other than those expenses expressly assumed by Buyer or SLC hereunder) shall be reflected as a current liability on the books and records of the Company and shall be included in the determination of Estimated Closing Net Worth and Closing Net Worth. Fees, costs and expenses incurred in terminating or assigning the any franchise agreements or in obtaining replacement franchise agreements therefor shall be borne by Buyer; provided, however, that if such costs shall exceed the sum of $500,000 with respect to the Atlanta Embassy Suites Hotel, all such costs in excess of such amount with respect to such hotel shall be borne equally by the Sellers and Buyer. The costs of transferring the Liquor Licences is provided for in Section 6(t) hereof.

            (f) Certain Taxes. Each of Buyer, on the one hand, and the Sellers, on the other hand, shall be responsible for, as and when due, one-half of all transfer, documentary, sales, use, stamp, registration, conveyance, value added or other Taxes and fees arising out of the sale of the Interests or otherwise incurred in connection with this Agreement or the consummation of the transactions contemplated by the Transaction Documents and all charges for or in connection with the recording of any document or instrument contemplated hereby; provided that the Sellers shall solely be responsible for the satisfaction of any Taxes based on income arising under any local, state, or federal Tax law, rule, or regulation in respect of the transactions contemplated by this Agreement. Each Seller will, at his own expense, file all necessary Tax Returns and other documentation in connection with the Taxes and fees encompassed in this Section 10(f).

            (g) Further Assurances. The Sellers shall execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the transfer to Buyer of the Interests, and the Sellers shall execute such documents as may be reasonably necessary to assist Buyer in preserving or perfecting its rights in the Interests.

            (h) Litigation Support. Except in the case of a dispute among the parties hereto, in the event and for so long as any Party actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand in connection with (i) any transaction contemplated by this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other Parties will cooperate with such contesting or defending Party and its counsel in the contest or defense, make available their personnel, inform such party of any facts giving rise to any defense or counterclaim and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 9(b)).

            (i) Admission of Buyer as Member. Effective as of the Closing and conditioned upon the consummation thereof, the Sellers, in their capacity as members of the Company, hereby unanimously consent to the admission of Buyer and SLC as members of the Company in substitution of the Sellers.

            (j) Post-Closing Status of the Company. Buyer hereby covenants and agrees that for a minimum period of three years after the Closing Date, the Company will operate in its current fashion managing the assets and hotels currently managed by the Company and shall remain a wholly-owned subsidiary of Buyer or SLC. As additional hotels are acquired by SLTRLP and leased to Buyer, it is anticipated that certain of these hotels be managed by the Company and appropriate staffing levels will be maintained. Each of the existing operating personnel of the Company shall report to Murray Dow in his capacity as Chief Operating Officer of the Company. The Company will not be merged into Buyer or SLC before the end of such three year period without the prior written consent of Gary Mendell (in his capacity as a Seller). Thereafter, the Company shall be merged into Buyer (or one of its affiliates) rather than disposed of if Buyer no longer wishes the Company to remain as a wholly-owned subsidiary. Buyer agrees to keep the principal offices of the Company in the vicinity of Westport, Connecticut, for a minimum period of two years after the Closing.

            (k) Benefits for Employees of the Company. Buyer hereby covenants and agrees that after the Closing it will cause the Company to continue to pay the current employees of the Company wages and bonuses and current benefits at no less than the level they are currently receiving for a period of two years or until their term of employment ceases, whichever is earlier. Buyer shall also make available for grant, at the direction of Gary Mendell (in his capacity as a Seller), to employees of the Company (other than Gary Mendell and Murray Dow) 100,000 options (before the 3:2 split in the Paired Shares) with respect of Paired Shares, exercisable at the closing price of the Paired Shares on the day immediately preceding the grant date.

            (l) Retention of Managers of the Company. The six general managers to be designated by Murray Dow and all executive-level employees of the Company other than Murray Dow and Gary Mendell, (whose term of office shall be governed by their employment agreements) shall be guaranteed employment in their current positions at their current levels of compensations for a minimum period of 2 years after Closing.

            (m) Retention By Sellers. Buyer and SLC acknowledge and consent to the retention by the Sellers of all rights in and to, and the continued use of, the names HEI International, Inc., HEI Mid-East Hotels Ltd., HEI Israel Hotels, LLC, and Hospitality Equity Investors, Inc., and abbreviated forms thereof, the retention of the interests in the entities having such names and the continued involvement by those entities in their current businesses, including the following hotel properties: Marriot Seaview Hotel, Atlantic City, NJ; Marriot Residence Inn, Shelton, CT; Marriot Residence Inn, Princeton, NJ; Danbury Hilton, Danbury, CT; and Marriot Hotel, Trumbull, CT, Sheraton Gateway Houston Airport, Houston, TX; Ontario Airport Hilton, Ontario, CA; Bethesda Ramada; Bethesda, MD; Wilmington Hilton, Wilmington, DE; Sheraton Long Island; Smithtown,

NY. Buyer acknowledges and approves of the Company's obligation to continue to provide services to HEI Mid-East Hotels Ltd. (and its international management affiliates) at arm's length pricing, subject to periodic review and approval by the Company's General Partner as to the fairness of the pricing in light of the services provided by the Company.

            (n) Reserved.

            (o) Production of Schedules. Each Party hereby covenants and agrees to deliver all schedules required to be delivered hereunder by such Party, with such delivery being made in accordance with the terms of Section 12.01 of the PRISA Contribution Agreement.

            (p) Disposition of the Interests by the Sellers. The Parties acknowledge that, prior to the Closing, one or more of the Sellers may undergo dissolution or may transfer all or substantially all of their assets to some or all of the Principals. The Parties further acknowledge that in such an event, all of the obligations and liabilities assigned hereunder to any such Seller shall be fully performed and discharged by the Principals who receive the assets of such Seller, and the rights of such Seller shall inure to such Principals.

            SECTION 11. TERMINATION; EFFECT OF TERMINATION.

            (a) Termination.This Agreement may be terminated as provided below:

                  (i) by mutual written consent of Buyer and the Sellers;

                  (ii) by Buyer if there has been a material misrepresentation or breach of warranty or covenant hereunder on the part of the Company, the Principals or the Sellers, or by the Sellers if there has been a material misrepresentation or breach of warranty or covenant hereunder on the part of the Buyer, in both cases only if such breach or misrepresentation is not cured within 15 days of notice of such breach or misrepresentation given by the aggrieved Party to the other Parties (except no such notice or 15-day period shall be permitted if such breach or misrepresentation is incurable in the reasonable opinion of the aggrieved Party);

                  (iii) by either Buyer or the Sellers if all material conditions to such party's obligations (including, but not limited to, the conditions set forth in Sections 4 and 5, as applicable) have not been satisfied or waived and the transactions contemplated hereby have not been consummated by the Closing Date, as postponed pursuant to Section 3; or

                  (iv) by either Buyer or the Sellers, within three days of the other's delivery of schedules as contemplated by Section 10(o), but only if such schedules disclose matters which, taken as a whole, materially adversely affect the business prospects, assets, liabilities, financial condition or operating results of the Party on whose behalf such schedules were submitted;

                  (v) provided that neither Buyer nor the Sellers shall be entitled to terminate pursuant to this Section 11(a) if such Party's willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

            (b) Effect of Termination. In the event of the termination of this Agreement pursuant to subsection (a) above, this Agreement and the other Transaction Documents shall thereafter become void and have no effect, and no party hereto shall have any liability and is hereby unconditionally released from any such liability to any other party hereto or its members, partners, managers, directors or officers in respect thereof, except for breaches of this Agreement prior to the time of such termination provided that the following Sections of this Agreement shall survive such a termination: 9, 10(a)(ii), 10(a)(iii), 10(a)(iv), 10(d), 10(e), 11 and 12.

            (c) Deposit; Remedy for Pre-Closing Breach by Buyer.

                  (i) SLTRLP has deposited or has caused to be deposited certain amounts in an escrow account as contemplated in the PRISA Contribution Agreement (the "Deposit"). Forfeiture of the Deposit as contemplated in the PRISA Contribution Agreement shall be the sole and exclusive remedy of the Sellers in the event that (A) Buyer fails to consummate the transactions contemplated by this Agreement and the Transaction Documents,
      (B) all of the conditions to the obligations of Buyer contained in Section 4 and elsewhere have been satisfied, and (C) Buyer is not permitted to terminate this Agreement pursuant to Section 11(a); and Buyer shall use its reasonable best efforts to cause the Deposit to be paid as required under the PRISA Contribution Agreement. Such forfeiture shall constitute liquidated damages paid by Buyer for the benefit of the Sellers as a result of Buyer's breach, and shall be the sole and exclusive remedy of the Sellers against Buyer for any and all such breaches.

                  (ii) In the event that the transactions contemplated by this Agreement and the other Transaction Documents are not consummated and the Deposit is not subject to forfeiture under the PRISA Contribution Agreement, the Deposit shall be subject to return to the Buyer, SLTRLP or such other depositing party as set forth in the PRISA Contribution Agreement. The Company, the Principals, and the Sellers shall use their reasonable best efforts in such case to cause the Deposit to be returned to Buyer, SLTRLP or such other depositing party under such circumstances.

            SECTION 12. MISCELLANEOUS.

            (a) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

            (b) Entire Agreement. This Agreement (including the documents referred to herein) and the Transaction Documents constitute the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof and shall survive the Closing.

            (c) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, to any lender providing financing for the transactions contemplated hereby or to any Person acquiring all or substantially all of Buyer's assets (however effected) and (ii) designate one or more of its Affiliates to perform its obligations hereunder provided that Buyer remains bound by the terms of this Agreement.

            (d) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

            (e) Disclosure. To the extent that a disclosure made on any of the schedules to this Agreement is clearly and unambiguously applicable to any other schedule to this Agreement, such disclosure shall be deemed to have been made on such other schedule.

            (f) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

            (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

            (h) Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

            (i) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given when delivered personally or telecopied (with copy sent by mail within one day of transmission) to the recipient or sent to the recipient by reputable express courier service (charges prepaid), and addressed to the intended recipient as set forth below:

            If to the Company:

            HEI Hotels, L.L.C.
            55 Greens Farms Road
            Westport Corporate Office Park, North Building
            Westport, CT 06880
            Telephone: 203-226-9540
            Telecopy: 203-454-7678
            Attention: Gary Mendell

            with a copy to:

            Willkie Farr & Gallagher
            153 East 53rd Street
            New York, NY 10022
            Telephone: 212-935-8000
            Telecopy: 212-821-8111
            Attention: Bruce M. Montgomerie

            If to Buyer and/or SLC:

            Starwood Lodging Corporation
            2231 E. Camelback #400
            Phoenix, AZ 85016
            Telephone: 602-852-3900
            Telecopy: 602-852-0984
            Attention: Nir Margalit

            and:

            Kirkland & Ellis
            200 East Randolph Drive
            Chicago, Illinois  60601
            Telephone: (312) 871-2000
            Telecopy:  (312) 861-2200
            Attention: Gary R. Silverman, Esq.

            and

            Sidley & Austin
            555 West Fifth Street
            Los Angeles, CA 90013
            Telephone: 213-896-6000
            Telecopy: 213-896-6600
            Attention: Sherwin L. Samuels, Esq.

            If to the Principals and/or the Sellers:

            see Schedule 12(i) attached hereto

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

            (j) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

            (k) Consent to Jurisdiction Each of the Parties irrevocably submits to the exclusive jurisdiction of the federal and state courts located in the State of New York for the purposes of any suit or other proceeding arising out of the transactions contemplated by this Agreement. Each of the Parties further agrees to commence any such suit or proceeding only in one of the federal or state courts located in the State of New York.

            (l) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer, the Principals and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

            (m) Incorporation of Exhibits and Schedules. The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

            (n) Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

            (o) Knowledge of Sellers and Principals Attributable to the Company. Whenever any statement herein or in any schedule, exhibit, certificate or other document delivered to any Party pursuant to this Agreement is made "to the Company's knowledge" or "to the best of the Company's knowledge" or words of similar intent or effect, the Company's knowledge shall be deemed to include the knowledge of each of Gary Mendell, Arthur Green and Murray Dow.

                             *    *    *    *    *

            IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.



BUYER:                              SLC OPERATING LIMITED PARTNERSHIP

                                    By: Starwood Lodging Corporation
                                    Its: Managing General Partner


                                    By:  _______________________________________

                                    Name:  _____________________________________

                                    Title:  ____________________________________



SLC:                                STARWOOD LODGING CORPORATION


                                    By:  _______________________________________

                                    Name:  _____________________________________


                                    Title:  ____________________________________



THE COMPANY:                        HEI HOTELS, L.L.C.


                                    By:  _______________________________________

                                    Name:  _____________________________________

                                    Title:  ____________________________________

THE SELLERS:                        WESTPORT MANAGEMENT, L.L.C.


                                    By:  _______________________________________

                                    Name:  _____________________________________

                                    Title:  ____________________________________



                                    WESTPORT HOLDINGS, L.L.C.


                                    By:  _______________________________________

                                    Name:  _____________________________________

                                    Title:  ____________________________________



                                    SAVIOR LIMITED PARTNERSHIP


                                    By:  _______________________________________

                                    Name:  _____________________________________

                                    Title:  ____________________________________

                                    --------------------------------------------
                                    GARY MENDELL



                                    --------------------------------------------
                                    STEVE MENDELL



                                    --------------------------------------------
                                    JUDITH RUSHMORE



                                    --------------------------------------------
                                    MURRAY DOW



                                    --------------------------------------------
                                    ORNA L. SHULMAN



                                    ZAPCO COMMUNICATIONS, INC.


                                    By:  _______________________________________

                                    Name:  _____________________________________

                                    Title:  ____________________________________



                                    WESTPORT HOSPITALITY, INC.


                                    By:  _______________________________________

                                    Name:  _____________________________________

                                    Title:  ____________________________________

                                 TERM SHEET FOR
                                  CLASS A UNITS

1. Members of HEI ("Members") to be issued a new class of limited partnership interest in SLC Operating Limited Partnership ("SLC") called "Class A Units."

2. The Class A Units are intended to put the Members in substantially the same after-tax economic position as if the Members had been issued limited partnership units in both SLC and SLT Realty Limited Partnership ("SLT") in a 5:95 ratio. More particularly, the Class A Units:

      a. Will be entitled to preferred distributions (including liquidating distributions) from SLC, to be distributed prior to other distributions, in an amount equal to the sum of the distributions from an equal number of units from SLT and SLC, when and as paid from SLT or SLC, as applicable.

      b. Will have an exchange rights agreement with Starwood Lodging Corporation ("Corporation") entitling each Class A Unit to be exchanged for, at the Corporation's election, one paired share of the Corporation and Starwood Lodging Trust ("Trust") or the cash equivalent of one paired share.

      c. Will have a registration rights agreement with the Trust and the Corporation that provides the Members with substantially the same rights as the Contributing Parties Registration Rights Agreement under the PRISA Contribution Agreement.

3. To the extent that the distributions with respect to the Class A Units would otherwise be taxed in a less favorable manner than distributions with respect to units in SLT, the Class A Units will be entitled to either a special allocation of tax items or a cash gross up.

4. SLC will agree that, without the consent of a majority of the Class A Units (not to be unreasonably withheld or delayed provided all distributions are current), it will limit its borrowings from SLT or other sources so that SLC has at all times sufficient borrowing capacity to discharge its obligations with respect to the Class A Units (including the Exchange Rights Agreement) and SLC will use its best effort to make the distributions described in paragraph a. at the same time as dividends made by SLT.

5. If any distributions with respect to the Class A Units are not paid when due, such distributions will accumulate and compound at a rate of prime plus 8% per annum.